UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
  ___________________________________

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MIRION TECHNOLOGIES, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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19:24

2023 Proxy Statement

and Annual Meeting of Stockholders

MIRION

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

1218 Menlo Drive
Atlanta, GA 30318
Telephone: (770) 432-2744
April [•], 2023

Dear Fellow Stockholders:
We are pleased to invite you to join us for Mirion’s 2023 Annual Stockholders' Meeting. The meeting is scheduled to take place virtually on Wednesday, June 6, 2023 at 10:00 a.m. (Eastern Time), via live webcast at www.virtualshareholdermeeting.com/MIR2023.
Overall, fiscal 2022 was a dynamic year for Mirion. In the face of an evolving and challenging global operating environment, our teams showcased the inherent resiliency of our business model and delivered solid results. We finished 2022 with strong momentum heading into 2023 and believe we have the right strategy in place to execute on our positive outlook.
Our revenue for fiscal 2022 was $718 million, net loss was $288 million and Adjusted EBITDA1 was $165 million. We closed the year with a robust order backlog of $737 million, exhibiting strong demand dynamics across our chosen end markets.
We believe that we have the best team in our chosen end markets and maintain a leadership position in 15 of our 18 major product categories. Our highly diversified portfolio of safety solutions enables us to serve a wide array of mission-critical work taking place in industries such as nuclear power generation, life-saving cancer treatment and diagnosis, and civil defense.
Promoting safety across our end markets remains central to everything that Mirion does and we remain committed to our mission of harnessing our unrivaled knowledge of ionizing radiation for the greater good of humanity. Inherent in our mission is the work that we have done to advance our Environmental, Social and Governance (“ESG”) platform. While we are still early in our ESG journey, we believe that we have taken the right first steps to establish a solid base to build from.
We are committed to advancing our ESG platform as we mature as a public company. As you review the accompanying proposals up for vote at this year’s meeting, you will see some items that our Board has put forward to improve our overall governance structure. We appreciate your consideration of these initiatives, in addition to the other items up for vote.
On behalf of Mirion’s 2,800+ employees and our Board of Directors, we thank you for your continued support and investment in Mirion. Your vote is very important to us and we encourage you to cast your vote on the important items that are up for consideration ahead of our 2023 Annual Stockholders’ Meeting. Voting instructions and items on the ballot are listed in the accompanying proxy statement.
Respectfully,
Thomas D. Logan                    Lawrence D. Kingsley
Chief Executive Officer                Chairman of the Board

_______________________________
(1)	Further information regarding the non-GAAP metric adjusted EBITDA and reconciliations to the nearest GAAP measures are set forth in Appendix A to this proxy statement.

MISSION

CORPORATE VALUES

INTEGRITY // COMMITMENT // ACCOUNTABILITY // INNOVATION // RESPECT

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
1218 Menlo Drive, Atlanta, GA 30318
___________________________________________________
Notice of Annual Meeting of Stockholders
___________________________________________________
Wednesday, June 6, 2023
10:00 a.m. Eastern Time
Notice is hereby given that the 2023 annual meeting of stockholders (the “Annual Meeting”) of Mirion Technologies, Inc., a Delaware corporation (the “Company,” “Mirion” or “we”), will be held on June 6, 2023 at 10:00 a.m. (Eastern Time), via live webcast at www.virtualshareholdermeeting.com/MIR2023. The principal business of the Annual Meeting will be to:
1.Elect directors for a one-year term;
2.Ratify the appointment of Deloitte & Touche, LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement (the “Say-on-Pay Proposal”);
4.Approve an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law (the “Officer Exculpation Proposal”);
5.Approve an amendment to our Amended and Restated Certificate of Incorporation to add a sunset date for the supermajority voting provisions (the “Supermajority Sunset Date Proposal”); and
6.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on April 14, 2023. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker or other holder of record, please follow the voter instructions you received from the holder of record.
The 2023 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast at www.virtualshareholdermeeting.com/MIR2023. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or notice of internet availability of proxy materials, to enter the Annual Meeting. Mirion recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts. We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the "Notice and Access" rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred. Your vote is important. Please act as soon as possible to vote your shares.

By Order of the Board of Directors,
Emmanuelle Lee Executive Vice President, Secretary and General Counsel
Atlanta, GA
April [•], 2023

Proxy Summary
This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.
We are providing you with these proxy materials because the Board of Directors of Mirion Technologies, Inc. (the “Board”) is soliciting your proxy to vote at Mirion’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held via a live webcast on Wednesday, June 6, 2023 at 10:00 a.m. Eastern Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/MIR2023 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2023 Annual Report on Form 10-K for the year ended December 31, 2023 (the "Annual Report"), are first being distributed and made available on or about April [•], 2023.
On October 20, 2021 (the "Closing" or the “Closing Date”), Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II or "GSAH") consummated its business combination with GSAH (the "Business Combination") pursuant to the Business Combination Agreement dated June 17, 2021 (as amended, the “Business Combination Agreement”). On the Closing Date, GSAH was renamed Mirion Technologies, Inc. Unless the context otherwise requires, all references to “Mirion,” the “Company,” “we,” “us,” or “our” refer to Mirion Technologies, Inc. following the Business Combination, other than certain historical information which refers to the business of Mirion Technologies (TopCo), Ltd. (“Mirion TopCo”) prior to the consummation of the Business Combination. As a result of the Business Combination, Mirion’s financial statement presentation distinguishes Mirion TopCo as the “Predecessor” for periods prior to the closing of the Business Combination and Mirion Technologies, Inc. as the “Successor” for periods after the closing of the Business Combination. As a result of the application of the acquisition method of accounting in the Successor Period, the financial statements for the Successor Period are presented on a full step-up basis as a result of the Business Combination, and are therefore not comparable to the financial statements of the Predecessor Period that are not presented on the same full step-up basis due to the Business Combination. For more information, please see our Annual Report on Form 10-K for the year ended December 31, 2022.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
To assist you in reviewing the proposals to be acted upon at the Annual Meeting, we call your attention to the following information. The following description is only a summary.

PROXY STATEMENT	1

Meeting Details

Time and Date:	June 6, 2023 at 10:00 a.m. Eastern Time
Place:	Virtual Meeting (via live webcast at www.virtualshareholdermeeting.com/MIR2023)
Record Date:	April 14, 2023
Voting:	Stockholders of Mirion as of the record date are entitled to vote. Each share of our Class A and Class B common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting. Stockholders will vote together as a single class, except that for Proposals No. 4 and 5, holders of our Class A and Class B common stock will also vote as separate classes, as described in greater detail below.
Meeting Agenda

No.	Proposal	Board Voting Recommendation	Page
1	Election of Directors Elect nine directors to our Board of Directors, each for a term of one year expiring at the 2024 annual meeting of stockholders and until such director's successor has been duly elected and qualified;	FOR (each nominee)	8
2	Independent Auditor Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;	FOR	49
3	Say-on-Pay Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;	FOR	52
4	Officer Exculpation Proposal Approve an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law; and	FOR	92
5	Supermajority Sunset Date Proposal Approve an amendment to our Amended and Restated Certificate of Incorporation to add a sunset date for the supermajority voting provisions.	FOR	96

PROXY STATEMENT	2

Questions and Answers
Questions and Answers
Why am I receiving these materials?
The Board of Directors of Mirion Technologies, Inc. is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting, or at any adjournment or postponement of the Annual Meeting.
The Annual Meeting will occur on June 6, 2023 at 10:00 a.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/MIR2023.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2022. We are first making these materials available to you on the Internet on or about April [•], 2023.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following numbered proposals, and otherwise to transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof:
1.Election of Directors: To elect Lawrence D. Kingsley, Thomas D. Logan, Kenneth C. Bockhorst, Robert A. Cascella, Steven W. Etzel, John W. Kuo, Jody A. Markopoulos, Jyothsna (Jo) Natauri and Sheila Rege as directors for one-year terms;
2.Independent Auditor: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.Say-on-Pay: To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement;
4.Officer Exculpation: To approve an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law; and
5.Supermajority Voting: To approve an amendment to our Amended and Restated Certificate of Incorporation to add a sunset date for the supermajority voting provisions.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote FOR each of proposals 1, 2, 3, 4 and 5.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 14, 2023, the record date, may vote at the Annual Meeting. As of the record date, there were [•] shares of our Class A common stock and [•] shares of our Class B common stock outstanding. Each share of Class A and Class B common stock is entitled to one vote. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement, except that for Proposal No. 4 and 5, holders of our Class A and Class B common stock will also vote as separate classes, as described in greater detail below. References to our common stock shall be deemed to refer to our Class A and Class B common stock, collectively.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials (the "Notice") was sent directly to you by us. As a stockholder of record, you may vote your shares in person at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials were

PROXY STATEMENT	3

Questions and Answers
forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
If you are a stockholder of record, you may vote:
•Via the Internet before the Annual Meeting. Go to www.proxyvote.com or scan the QR Barcode above Use the Internet on your proxy card to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website and follow the instructions to obtain your record(s) and to create an electronic voting instruction form. Vote by 11:59 P.M. Eastern Time on Monday, June 5, 2023 for shares held directly.
•By Telephone. You may vote by proxy by calling 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on Monday, June 5, 2023 for shares held directly.
•By Mail. You may vote by proxy by filling out the proxy card and returning it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•Via the Internet during the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder of record as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/MIR2023 and vote during the meeting. The Annual Meeting starts at 10 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 9:45 a.m., Eastern Time. Please have your 16-digit control number to join the Annual Meeting webcast. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/MIR2023.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on Monday, June 5, 2023.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “voting instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet before the Annual Meeting. You may vote by proxy via the Internet at www.proxyvote.com up until 11:59 p.m Eastern Time Monday, June 5, 2023. Follow the directions on the voting instruction form provided to you by your broker, bank or other nominee.
•By Telephone. You may vote by proxy by calling 1-800-690-6903 up until 11:59 p.m Eastern Time Monday, June 5, 2023. Have the voting instruction form provided to you by your broker, bank or other nominee in hand when you call and follow the directions.
•By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
•Via the Internet during the Annual Meeting. In order to vote during the Annual Meeting you must go to www.virtualshareholdermeeting.com/MIR2023 and enter the 16-digit control number found in the proxy materials. If you decide to attend the Annual Meeting, you will be able to vote using the link above, even if you have previously voted by Internet, Telephone or Mail.
If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Mirion common stock in more than one account. You should vote via the Internet, by telephone, by mail or in person for all shares held in each of your accounts.

PROXY STATEMENT	4

Questions and Answers
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Lawrence D. Kingsley or Emmanuelle Lee to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Written notice to our Corporate Secretary;
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•Voting in person at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
How can I attend a virtual annual meeting?
The Annual Meeting will be held on Tuesday, June 6, 2023 at 10 a.m., Eastern Time via live webcast.
Only stockholders of record and beneficial owners of shares of Mirion common stock as of the close of business on the record date, April 14, 2023, or holders of valid proxies for such shares may participate in the Annual Meeting, including voting and asking questions during the Annual Meeting. You can attend the Annual Meeting and vote your shares in person online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MIR2023. You will need the 16-digit control number that is printed on your proxy card to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person but may attend the Annual Meeting online.
Will I be able to ask questions at the Annual Meeting?
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Our directors and members of our management team will join the Annual Meeting and be available for questions, and we are committed to answering all relevant questions we receive during the meeting. Stockholders may submit questions during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/MIR2023 and enter the 16-digit control number found in their proxy materials. We will address questions after the voting is completed and the meeting is adjourned in order to minimize the potential impact of technical glitches on the proposals being voted upon. We will answer as many questions during the meeting as time permits, but if there are any questions that cannot be addressed due to time constraints or for any other reason, we will post answers to such questions on our website following the meeting, when permissible. If we receive substantially similar questions, we may group them together and provide a single response to avoid repetition. Only questions that are relevant to the purpose of the Annual Meeting or our business will be answered.
What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of our common stock generally entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business, except that when specified business is to be voted on a class or series of securities voting as a separate class or series, the holders of a majority in voting power of the outstanding securities of such class or series shall constitute a quorum of such class or series.. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.

PROXY STATEMENT	5

Questions and Answers
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required
1. Election of Directors	Plurality of votes present and entitled to vote on the election of directors
2. Ratification of appointment of independent registered public accounting firm	Majority of votes cast
3. The Say-on-Pay Proposal	Majority of votes cast
4. The Officer Exculpation Proposal
•66 2/3% of the outstanding shares of our Class A and Class B common stock, voting as a single class; and
•a majority of the outstanding shares of each of our Class A and Class B common stock, voting as separate classes

5. The Supermajority Sunset Date Proposal
•66 2/3% of the outstanding shares of our Class A and Class B common stock, voting as a single class; and
•a majority of the outstanding shares of each of our Class A and Class B common stock, voting as separate classes

A “plurality,” with regard to the election of directors, means that the nominees who receive the most “For” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board.
A “majority of votes cast,” with regard to each of Proposals No. 2 and No. 3 means that, to be approved, a majority of the votes cast on the proposal must be voted “For” the proposal.
In order for each of Proposal No. 4 and 5 to be approved, such proposal must receive the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our Class A and Class B common stock, voting together as a single class. The Company has also determined to condition approval of the proposal on the affirmative vote of (1) not less than a majority of the outstanding shares of our Class A common stock, voting as a separate class; and not less than a majority of the outstanding shares of our Class B common stock, voting as a separate class (whether or not such separate class votes are required by law).

None of the proposals, including neither the Officer Exculpation Proposal nor the Supermajority Sunset Date Proposal, is conditioned upon the approval of any other proposal.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered "shares present" for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting. Under the rules of the New York Stock Exchange (the “NYSE”) without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on any of the other proposals at the Annual Meeting. Therefore, in order for your voice to be heard, it is important that you vote.

PROXY STATEMENT	6

Questions and Answers
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated. We have also hired Georgeson LLC to assist in the solicitation of proxies at a cost of $15,000 plus out-of-pocket expenses.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”), within four business days after the Annual Meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with the SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
How can I obtain Mirion's Annual Report on Form 10-K and other financial information?
Stockholders can access our Annual Report on Form 10-K for the year ended December 31, 2022, and other financial information, on our website at ir.mirion.com under the caption "SEC Filings." Information on or accessible through our website is not incorporated by reference in this Proxy Statement. Alternatively, stockholders can request without charge a paper copy of the Annual Report (excluding exhibits) by writing to: Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, GA 30318, Attention: Corporate Secretary.
I share an address with another stockholder. Why did we receive only one set of Proxy Materials?
We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice of Internet Availability of proxy materials by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. To the extent we have done so, we have delivered only one set of the proxy materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please follow the instructions on our Notice of Internet Availability of Proxy Materials.
If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2022 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at ir@mirion.com. Stockholders sharing an address who are receiving multiple copies of the proxy materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the proxy materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at ir@mirion.com.
When are stockholder proposals for inclusion in our Proxy Statement for next year's annual meeting due?
Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal

PROXY STATEMENT	7

Questions and Answers
executive offices no later than [•]. Proposals should be sent to our Corporate Secretary at 1218 Menlo Drive, Atlanta, GA 30318. We also encourage you to submit any such proposals via email to ir@mirion.com.
When are other proposals and stockholder nominations for the 2024 Annual Meeting due?
With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Secretary by a written notice, which notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding year’s annual meeting of stockholders.
Stockholders wishing to present nominations for director or proposals for consideration at the 2024 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not later than February 7, 2024 and not earlier than January 8, 2024 in order to be considered. In the event that the date of the 2024 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then, to be timely, such notice must be received by the Company no earlier than 120 days prior to the 2024 Annual Meeting and no later than the later of 70 days prior to the date of the 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2024 Annual Meeting was first made by the Company.
In addition, to comply with Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice bylaws for our 2024 Annual Meeting, then we must receive proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act and our Bylaws to our principal executive officers no later than 60 calendar days prior to the anniversary date of the Annual Meeting (for the 2024 Annual Meeting, no later than April 7, 2024). However, if the 2024 Annual Meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s annual meeting, then notice must be provided no later than the close of business on the later of the 60th day prior to the date of the 2024 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company).
Nominations or proposals should be sent in writing to our Corporate Secretary at 1218 Menlo Drive, Atlanta, GA 30318. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2024 Annual Meeting must set forth certain information, which is specified in our Bylaws.
Whom should I contact if I have additional questions?
You can contact our Investor Relations department at ir@mirion.com. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.ir.mirion.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to: Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, GA 30318, Attention: Investor Relations.

Internet Availability of Proxy Materials
As permitted by the rules of the SEC, we are using the internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

PROXY STATEMENT	8

Internet Availability of Proxy Materials
On or about [•], 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.
Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting To Be Held on June 6, 2023.
This Proxy Statement and annual report are available at www.proxyvote.com.
Information and reports on our website to which we refer in this proxy statement will not be deemed a part of, or otherwise incorporated by reference into, this proxy statement.
Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

PROXY STATEMENT	9

Non-GAAP Financial Measures
Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles (“GAAP”), we use financial measures in this proxy statement, such as Adjusted EBITDA, Adjusted Organic Revenue Growth, and Adjusted Free Cash Flow, that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP), in particular as compensation targets and for the performance measures described herein. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way.
We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
Pleas see "Pay Versus Performance—Tabular List of Performance Measures" and Appendix A to this Proxy Statement for more information on these measures, including reconciliations of these measures to their most directly comparable GAAP measures.

PROXY STATEMENT	10

Corporate Governance

PROXY STATEMENT	11

Corporate Governance
Corporate Governance
Board of Directors Leadership Structure
Our business and affairs are organized under the direction of the Board. Our Board recognizes that our success over the long term requires a robust and balanced governance framework and elected to maintain a separation between the positions of Chairman of the Board and CEO. In addition, because our Chairman is not independent, our Board of Directors adopted Corporate Governance Guidelines that provide for a position of Lead Independent Director. Currently, Lawrence D. Kingsley is the Chairman of our Board, Thomas D. Logan is our CEO, and Kenneth C. Bockhorst is our Lead Independent Director.
The primary responsibilities of the Board of Directors are to provide oversight, strategic guidance, counseling and direction to management. The Board of Directors meets on a regular scheduled basis and also as required. Our Board holds separate executive session meetings for independent directors without management present at the end of regularly scheduled Board meetings.
We believe this leadership structure is best for our company and our stockholders at this time, that there is good communication between management and our non-employee directors, and that our non-employee directors are able to carry out their oversight responsibilities effectively. The relatively small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters.
Board Refreshment and Succession Planning
Our Board has delegated to our Nominating and Corporate Governance Committee the responsibility to recommend nominees for election as directors at the annual meeting of stockholders and to fill any vacancy on our Board in accordance with its charter and our Corporate Governance Guidelines. To ensure it selects candidates who will contribute to Board effectiveness and the continued fulfillment of our purpose, our Nominating and Corporate Governance Committee actively plans for Board succession and refreshment throughout the year. The Nominating and Corporate Governance Committee considers the results of our annual Board self-assessment and evaluates the Board’s composition and each director’s skill set to determine how directors' and candidates' capabilities, skills and experiences align with the long-term needs of our Board.
Board Qualifications
Our Nominating and Corporate Governance Committee selects individuals for nomination to our Board based on the following criteria. Nominees for director must:
•Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.
•Have a genuine interest in Mirion and recognition that as a member of our Board, each director is accountable to all of our stockholders, not to any particular interest group.
•Have a background that demonstrates an understanding of business and financial affairs.
•Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to Mirion and our stockholders.
•Have the ability and be willing to spend the time required to function effectively as a director.
•Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with Mirion as a director.

PROXY STATEMENT	12

Corporate Governance
•Have independent opinions and be willing to state them in a constructive manner.
Diversity of background, including diversity of gender, race, ethnicity, age, sexual orientation, gender identity or geographic origin, and experience in business, management, industrial or healthcare sectors, computer software, and other areas relevant to our activities are other factors in the selection process and our Corporate Governance Guidelines accordingly reflect that the Nominating and Corporate Governance Committee endeavor to include in its initial list for any vacancy on the Board one or more qualified candidates who reflect diverse backgrounds and broader experience and skill sets to those of the Board. As a majority of our Board must consist of individuals who are independent, a nominee's ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider candidates for directors recommended by stockholders so long as the recommendations comply with the requirements of our Amended and Restated Certificate of Incorporation, our Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Corporate Governance Committee will evaluate such recommendations against those requirements and the other Board qualifications criteria described above.
In addition, we are a party to a director nomination agreement with GS Sponsor II LLC ("the Sponsor"), the former sponsor of GSAH and an affiliate of The Goldman Sachs Group, Inc. and a director nomination agreement with certain entities affiliated with Charterhouse Capital Partners (“Charterhouse”) that provide the Sponsor the right to nominate two directors to our Board and that provide Charterhouse with the right to nominate one director to our Board, subject to certain fallaway provisions. See “Certain Relationships and Related Party Transactions — Director Nomination Agreements” for more information.
Stockholders Recommendation and Nomination of Directors
Stockholders wishing to recommend a candidate for nomination should submit the name of the candidate to our Corporate Secretary at our principal executive offices, together with biographical information and background material sufficient for the Nominating and Corporate Governance Committee to evaluate the recommended candidate based on its selection criteria described under "Corporate Governance — Board Qualifications," and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance and Corporate Responsibility Committee will apply the same criteria, and follow substantially the same process, in considering each qualifying stockholder recommendation as it does in considering other candidates.

PROXY STATEMENT	13

Corporate Governance
Diversity, Skills and Experience on our Board
We believe that diversity on our Board, including but not limited to gender, racial, ethnic, and age diversity, as well as a variety of skills and experiences, helps drive innovation and a better understanding of our stakeholders and contributes to a more effective decision-making process.
The Nominating and Corporate Governance Committee actively seeks out and includes highly-qualified and diverse candidates (including women and persons with racially or ethnically diverse backgrounds) in the pool of potential Board nominees in accordance with our Corporate Governance Guidelines.
The below Board Diversity and Skills and Experience Summary reports self-identified diversity, skills and experience statistics for the Board.
Board Diversity Matrix and Skills and Experience Summary (number of director candidates with skill/experience):

	Kenneth C. Bockhorst	Robert A. Cascella	Steven W. Etzel	Lawrence D. Kingsley	John W. Kuo	Thomas D. Logan	Jody A. Markopoulos	Jyothsna Natauri	Sheila Rege
Age	50	68	62	60	59	62	51	45	57
Tenure (years)	1.5	1.5	1.5	1.5	1.5	1.5	1.5	1.5	0.7
Independent	1	1	1		1		1		1
Diversity-Gender(1)							1	1	1
Diversity-Race/Ethnicity(2)					1			1	1

Public Company Leadership ●●●●●●●○○	Finance/Accounting ●●●●●●○○○	Capital Markets ●●●●●●○○○
M&A ●●●●●●●●○	Industrial/Nuclear Power Industry ●●●●●○○○○	Medical Device ●●●●○○○○○
Sales & Marketing, incl. Int'l Markets ●●●●●●●○○	Software/Cybersecurity ●●●●●○○○○	ESG/Climate ●●●●○○○○○
(1) The Board's definition of Gender Diversity includes any gender self-identification other than male.
(2) The Board's definition of Racial/Ethnic Diversity includes any race/ethnic self-identification as Black, African American, North African, Middle Eastern, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian or Alaskan Native.

PROXY STATEMENT	14

Proposal No. 1 - Election of Directors

PROXY STATEMENT	15

Proposal No. 1 - Election of Directors
Proposal No. 1
Election of Directors
Our Amended and Restated Certificate of Incorporation provides that our Board must consist of the number of directors fixed from time to time by resolution of our Board. Our Board currently consists of nine (9) members, each of whom, other than Sheila Rege, has served since October 2021, when we became a public company. Ms. Rege joined our Board in September 2022. Each director holds office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each director must be elected annually by the stockholders and serves for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected.
The table below sets forth information with respect to our directors as of April 1, 2023:

Name	Age	Position
Thomas D. Logan	62	Director, Founder and Chief Executive Officer
Lawrence D. Kingsley	60	Director and Chairman
Kenneth C. Bockhorst(1)(3)	50	Director and Lead Independent Director
Robert A. Cascella(2)(3)	68	Director
Steven W. Etzel(1)(2)	62	Director
John W. Kuo(2)(3)	59	Director
Jody A. Markopoulos(1)(3)	51	Director
Jyothsna (Jo) Natauri	45	Director
Sheila Rege(1)(2)	57	Director

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Nominating and Corporate Governance committee.
Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the entire Board for re-election. Biographical information for each director and director nominee is contained in the following section. If elected at the Annual Meeting, each of these nominees will serve for a one-year term expiring at the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the re-election of all current directors.

Certain Stockholder Rights to Nominate Directors
In addition, we are a party to a director nomination agreement with GS Sponsor II LLC (the "Sponsor") and a director nomination agreement with certain entities affiliated with Charterhouse that provide the Sponsor with the right to nominate two directors to our Board and that provide Charterhouse with the right to nominate one director to our Board, subject to certain fallaway provisions. Charterhouse has not exercised its nomination right with respect to any directors nominated for election at the Annual Meeting. The Sponsor has exercised its nomination right with respect to our Chairman, Mr. Kingsley, and Ms. Natauri. See “Certain Relationships and Related Party Transactions—Director Nomination Agreements” for more information.

PROXY STATEMENT	16

Proposal No. 1 - Election of Directors
VOTE REQUIRED
For the election of directors, the nominees receiving a plurality of the votes (the most “FOR” votes) from the holders of shares of our Class A common stock and Class B common stock, voting together as a single class, present at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected as directors to hold office until the 2024 Annual Meeting and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Withhold votes and broker non-votes will have no effect on the election of directors.
The Board recommends a vote "FOR" the election of Lawrence D. Kingsley, Thomas D. Logan, Kenneth C. Bockhorst, Robert A. Cascella, Steven W. Etzel, John W. Kuo, Jody A. Markopoulos, Jyothsna (Jo) Natauri and Sheila Rege.

PROXY STATEMENT	17

Proposal No. 1 - Election of Directors
Director Biographies
The following is a brief biographical summary of the experience of our directors and director nominees:
Thomas D. Logan currently serves, and has served, as Mirion’s founding Chairman and Chief Executive Officer since 2005, and he has served as a member of Mirion’s Board of Directors since 2005. Prior to joining Mirion, Mr. Logan served as Chief Executive Officer for Global Dosimetry Solutions, a radiation dosimetry provider, from 2004. Prior to 2004, Mr. Logan served as President of BAF Energy, CFO of E-M Solutions and of BVP, Inc. and prior to that, held various finance leadership positions at Chevron. Mr. Logan has more than 30 years of energy industry experience, as well as extensive experience within the contract manufacturing and consumer products industries. Mr. Logan received a M.B.A. and a B.S. from Cornell University. We believe Mr. Logan’s extensive history with Mirion, as well as his business expertise, qualify him to serve on our Board of Directors.
Lawrence D. Kingsley currently serves as the independent Non-Executive Board Chair of IDEXX Laboratories, Inc., a public company, since November 2019 and as an Advisory Director to Berkshire Partners LLC, an investment company, since May 2016. Mr. Kingsley also currently serves as a Director of Polaris Industries Inc., a public company, since January 2016. Prior to joining IDEXX Laboratories, Inc., Mr. Kingsley served as Chairman of Pall Corporation from October 2013 to August 2015 and as President and Chief Executive Officer of Pall Corporation from October 2011 to August 2015 until Danaher Corporation, a public company, acquired Pall Corporation in August 2015. Before his experience at Pall Corporation, Mr. Kingsley served as the Chief Executive Officer and President of IDEX Corporation, a public company specializing in the development, design and manufacture of fluid and metering technologies, health and science technologies and fire, safety and other diversified products, from March 2005 to August 2011, and the Chief Operating Officer of IDEX Corporation from August 2004 to March 2005. Mr. Kingsley previously served as a Director of Pall Corporation from October 2011 to August 2015, Cooper Industries plc (formerly Cooper Industries Ltd.), a public company, from 2007 to 2012 and IDEX Corporation from 2005 to 2011. He was also a director of Rockwell Automation, Inc. from 2013 to 2021. Mr. Kingsley served in various positions of increasing responsibility at Danaher Corporation, including Corporate Vice President and Group Executive from March 2004 to August 2004, President of Industrial Controls Group from April 2002 to July 2004 and President of Motion Group, Special Purpose Systems from January 2001 to March 2002. Mr. Kingsley also previously held management positions of increasing responsibility at Kollmorgen Corporation and Weidmuller Incorporated. Mr. Kingsley received an undergraduate degree in Industrial Engineering and Management from Clarkson University and an M.B.A. from the College of William and Mary. Mr. Kingsley was designated as a nominee to the Board by the Sponsor, an affiliate of Goldman Sachs & Co. LLC, pursuant to a director nomination agreement. See "Certain Relationships and Related Party Transactions - Director Nomination Agreements" for more information.

PROXY STATEMENT	18

Proposal No. 1 - Election of Directors
We believe that Mr. Kingsley’s strong executive leadership and operational skills, in-depth knowledge of and experience in strategic planning, corporate development, and operations analysis and experience serving on other public company boards provide him with the qualifications and skills to serve on our Board of Directors.
Jyothsna (Jo) Natauri is a Partner of Goldman Sachs & Co. LLC and has served as the Global Head of Private Healthcare Investing within Goldman Sachs Asset Management since May 2018. Prior to assuming her current role, Ms. Natauri was an investment banker with Goldman Sachs for 12 years, where she led coverage of large cap companies in healthcare and other industries. She was named managing director in 2008 and partner in 2012. Ms. Natauri has served as a director on the board of Flywire Corporation from November 2020 until January 2023, and also serves on the boards of MyEyeDr, Parexel, MDVIP, Sita Foundation and Safe Horizon. She also serves on the Board of Trustees for Ethical Culture Fieldston School. She previously served on the board of Avantor from November 2018 to May 2021. Ms. Natauri received a B.A. from the University of Virginia in Economics and Biology. Ms. Natauri was designated as a nominee to the Board by the Sponsor, an affiliate of Goldman Sachs & Co. LLC, pursuant to a director nomination agreement. See "Certain Relationships and Related Party Transactions - Director Nomination Agreements" for more information. We believe that Ms. Natauri’s experience of over 20 years in covering companies and executing transactions provides her with the qualifications and skills to serve on our Board of Directors.
Steven W. Etzel has served as Senior Vice President and Chief Financial Officer of Rockwell Automation, Inc., a company focused on industrial automation and information, from November 2020 to February 2021, and subsequently as Senior Vice President, Finance of Rockwell until his retirement in April 2021. Mr. Etzel joined Rockwell in 1989 and served in various positions, including Vice President and Treasurer from 2007 to 2020 and Vice President, Finance from October 2020 to November 2020. Mr. Etzel received his Bachelor of Science degree in Business Administration from Clarion University of Pennsylvania and earned a CERT Certificate in the Cyber-Risk Oversight Program from the National Association of Corporate Directors. Mr. Etzel is a CFA® charterholder. We believe Mr. Etzel’s extensive financial and management experience, including financial reporting, internal controls, investor relations, financial planning and analysis, capital markets financing transactions, mergers and acquisitions and risk management provides him with the qualifications and skills to serve on our Board of Directors.

PROXY STATEMENT	19

Proposal No. 1 - Election of Directors
Kenneth C. Bockhorst currently serves as the Chairman, President and Chief Executive Officer of Badger Meter, Inc., a global provider of industry leading smart water solutions that optimize operations and enhance sustainability across a wide range of customer applications. Mr. Bockhorst joined Badger Meter in October 2017 as Chief Operating Officer, was promoted to President in April 2018, Chief Executive Officer in 2019 and Chairman of the Board in 2020. Prior to Badger Meter, he served six years at Actuant Corporation, a diversified industrial company (now named Enerpac Tool Group), most recently as Executive Vice President of the Energy segment. Prior to Actuant, he held product management and operational leadership roles at IDEX and Eaton. Mr. Bockhorst received an M.B.A. from the University of Wisconsin - Madison and a B.A. from Marian University in Operations Management, Marketing and Human Resources. We believe Mr. Bockhorst's extensive operational experience with diversified industrial companies provides him with the qualifications and skills to serve on our Board of Directors.
Robert A. Cascella retired from the position of Strategic Business Development Leader for Royal Philips, a public Dutch healthcare company effective as of December 31, 2021. He had held this position since May 2020. From April 2015 to April 2020, he served as Executive Vice President and Chief Business Leader (CEO) of Philips’ Diagnosis and Treatment and Precision Diagnosis businesses. He also served on Philip’s Executive Committee from January 2016 to April 2021. Prior to Philips, Mr. Cascella served at Hologic, Inc., a public medical device and diagnostics company, from February 2003 to December 2013 as its president and later CEO. He has also held senior leadership positions at CFG Capital, NeoVision Corporation and Fischer Imaging Corporation. Mr. Cascella has served on the board of Koru Medical Systems since June 2022, as the chair of the board of Neuronetics, Inc. since April 2021, on the board of Metabolon, Inc. since September 2020 and on the board of Celestica Inc. since April 2019, where he has also served as chair of the Compensation Committee since July 2021. Mr. Cascella received a B.A. in accounting from Fairfield University. We believe Mr. Cascella's extensive medical device and healthcare business experience, as well as his experience serving on other public company boards, provide him with the qualifications and skills to serve on our Board of Directors.

PROXY STATEMENT	20

Proposal No. 1 - Election of Directors
John W. Kuo was the Chief Legal Officer of Visby Medical, a privately held molecular diagnostic company from September 2021 until his retirement in October 2022. Previously, he was the Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of Charles River Laboratories, a NYSE-listed, Fortune 1000 global contract drug research and development company, from May 2020 to September 2020. Before that, Mr. Kuo was the Senior Vice President, General Counsel and Corporate Secretary of Varian Medical Systems, a NYSE-listed, Fortune 1000 global cancer therapy/radiation therapy company, from July 2005 to May 2020. He also previously served in senior expatriate roles in Europe and Asia in the energy and high technology industries, respectively. Mr. Kuo received his J.D. from the University of California, Berkeley School of Law and his B.A. in Biology & Society from Cornell University. We believe that Mr. Kuo’s over 15 years of experience as an executive in Fortune 1000 life sciences companies, his familiarity with the radiation therapy industry, his global perspective and international market expansion experience, his deep understanding of regulated industries, his management experience in scaling global functions and his expertise in legal and corporate governance matters provide him with the qualifications and skills to serve on our Board of Directors.
Jody A. Markopoulos is currently an independent consultant. Previously, Ms. Markopoulos served as the Chief Operating Officer of Eos Energy Enterprises, Inc., a provider of battery storage solutions for the electric utility industry from March 2021 to November 2021. Previously, she spent 26 years in multiple operating leadership positions at General Electric and Baker Hughes. She served as Chief Supply Chain Officer at Baker Hughes, a GE company at the inception of the newly merged public company, responsible for manufacturing and supply chain operations, from 2017 to 2018, and then as Chief Transition Officer from 2018 to 2020, responsible for executing the orderly transition from GE. At General Electric, she served as Chief Operations Officer at GE Oil & Gas from 2015 to 2017, President and CEO of GE Intelligent Platforms, an industrial automation, controls and software company from 2011 to 2014, and as Vice President of Sourcing at GE Energy from 2005 to 2011. Ms. Markopoulos has served as a board director at White Cap since September 2022 and is a member of their audit and compensation committees. Ms. Markopoulos received a B.S. in Interdisciplinary Engineering and Management from Clarkson University. We believe Ms. Markopoulos’s over 25 years of experience in the energy sector and power generation industry, including nuclear power, and her deep operating executive experience, provide her with the qualifications and skills to serve on our Board of Directors.

PROXY STATEMENT	21

Proposal No. 1 - Election of Directors
Dr. Sheila Rege is a board-certified radiation oncologist and the Founder and former Chief Executive Officer of Northwest Cancer Clinic, a provider of radiation oncology and nuclear medicine services, which opened in 2012. From 2007 to 2019, Dr. Rege sat on the Board of Directors of Physicians Insurance, serving as the Chair of the Nominating Committee and a member of the Compensation, Executive and CEO Succession Committees. Dr. Rege, a Washington State University (WSU) faculty member, has received recognitions including the American College of Radiation Oncology (ACRO) 2023 Gold Medal Award, American Medical Association Inspiration Award in 2021, the Private Company Boardroom 2022 “Directors to Watch,” The ACRO 2022 Sucha Asbell Mentorship Award, and has been recognized as a “Top Oncologist” by the Consumer Research Council of America in 2012. Dr. Rege earned a CERT Certificate in the Cyber-Risk Oversight Program from the National Association of Corporate Directors. Dr. Rege received her B.A. from the University of California, Berkeley, and her M.D. from the University of California, Los Angeles. We believe Dr. Rege’s extensive radiation oncology and healthcare business experience qualify her to serve on our Board of Directors.

PROXY STATEMENT	22

Corporate Governance Framework

PROXY STATEMENT	23

Corporate Governance Framework
Corporate Governance Framework
We are proud of our commitment to sound corporate governance and high ethical standards, and we believe that this commitment has contributed to our success in building long-term value for our stockholders and other stakeholders by:
•Strengthening Board and management accountability and effectiveness;
•Promoting alignment with the long-term interests of our stockholders and other stakeholders; and
•Helping to maintain our stockholders’ and other stakeholders’ trust in our Company.
Our corporate governance framework includes our corporate governance documents and practices, it provides the structure that enables our Board to provide effective oversight and counsel for the Company.
Governance Documents
We believe that good corporate governance is important to ensure that Mirion is managed for the long-term benefit of our stockholders. Our Nominating and Corporate Governance Committee will periodically review and reassess our Corporate Governance Guidelines and overall governance structure. Complete copies of our current Board committee charters and our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our investor relations website, at ir.mirion.com/corporate-governance/governance-documents. We will post any amendments on the same website. Information on, or accessible through, our website is not incorporated by reference in this Proxy Statement.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. We also maintain separate versions of our Code of Ethics and Business Conduct that apply to our channel partners and suppliers. The full text of our Company Code of Ethics and Business Conduct is available on the investor relations page on our website at ir.mirion.com/corporate-governance/governance-documents. The supplier version of our Code of Conduct is available on the legal page of our website at mirion.com/legal. We will post any amendments to the different versions of our Code of Ethics and Business Conduct at the same website locations. Information on, or accessible through, our website is not incorporated by reference in this Proxy Statement.
Prohibition on Hedging and Stock Pledging
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, directors, officers and employees are prohibited by our Insider Trading Policy from engaging in any such transactions.
In addition, pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, officers and directors from pledging Company securities in any

PROXY STATEMENT	24

Corporate Governance Framework
circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account. As of the record date, there are no outstanding pledges by any Company officers or directors.
Stockholder Communication and Outreach
We value the views of our stockholders and believe that building positive relationships with our stockholders is critical to our long-term success. It allows us to convey our strategy for long-term value creation and sustainable financial performance. It also helps us to understand what is top-of-mind for our stockholders. We engage with stockholders through phone calls, attendance at investor conferences, fireside chats, and individual meetings both in-person or virtual. In 2022, our management team met with representatives from many of our top institutional shareholders through those venues and engaged with stockholders on topics as varied as our business strategy, financial performance, investment in research and development, executive compensation, governance and sustainability matters. We routinely report to the Board on the substance and nature of these stockholder discussions.
We also provide additional avenues for our stockholders and other investor constituencies to communicate with us. Written communications may be submitted to ir@mirion.com, or by writing to Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, GA 30318 Attention: Investor Relations.
Environmental, Social and Governance (ESG)
With the support and oversight of our Board, we continue to promote principled standards of sustainability and corporate responsibility. They are core to our culture and reflected in our ESG activities and progress.
Environmental - Corporate Sustainability
Our mission is to harness our unrivaled knowledge of ionizing radiation for the greater good of humanity. Underlying that mission is our core belief that nuclear technologies will play a critical role in the transition to clean energy and providing innovative healthcare solutions to aging populations. Our industrial products and services protect people, property and the environment from the potentially harmful effects of ionizing radiation, specifically when utilized in electric energy production. Our medical products, including software, and services find applications in nuclear medicine, radiation therapy and imaging diagnostics. They support and enhance life saving medical procedures for patients and otherwise ensure the protection of the healthcare providers that administer them.
Looking inward, we are committed to create positive change through sustainable and responsible operations. All Company sites strive for safety, quality, delivery, and cost targets down to the product level. To ensure the operations required to develop our solutions continue to improve their standards, we are planning to start monitoring and collecting energy consumption data at each of our facilities to identify areas of improvement and implement energy-saving initiatives.
Social - Human Capital, Supply Chain and Human Rights
We are committed to our employees and aim to be an employer of choice in all industries in which we operate. We seek to attract, engage, develop and retain talented employees who are aligned with and passionate about our mission and our values (Integrity, Commitment, Accountability, Innovation and Respect).
We seek to continuously improve our inclusive, ethical culture and foster Diversity, Equity and Inclusion ("DEI") by supporting a diversity of backgrounds, experiences and perspectives in our workforce and promoting an engaging workplace that encourages participation and inclusion for all employees. To promote DEI, we conduct regular workplace harassment and diversity and inclusion training for all employees. We also organize regular employee engagement surveys to collect feedback, better understand and improve employees' experiences and identify opportunities to strengthen our culture. Our DEI strategy also extends all the way to the Board level, please see "Diversity, Skills and Experience on our Board".

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Corporate Governance Framework
We are always looking inward to ensure a supportive environment for all of our employees and provide locally competitive compensation and benefits and promote growth and development opportunities. Our compensation programs, practices and policies reflect our commitment to reward short- and long-term performance. The professional development of our employees is critical to our Company success and we provide employees with a wide range of development opportunities, including but not limited to mentoring, product and sales training, as well as compliance training including on the topics of cybersecurity and workplace safety. Recently we implemented a Volunteer Time Off Program and a Parental Leave Policy for U.S. employees, we also published global mental health resources for all employees.
As a company that manufactures devices to keep others safe, we place great focus on the safety of our own employees. Safety is a key consideration in our manufacturing processes. All facilities are expected to comply with local safety laws and regulations. Additionally, each site maintains comprehensive safety programs, including corrective action processes and emergency response plans.
We launched a Supplier Code of Conduct to flow through to our vendors our expectation that they operate in a socially and environmentally friendly manner, in compliance with our own Code of Ethics and Business Conduct. Our new Supplier Code of Conduct built upon our pre-existing Statement on Modern Slavery and Human Trafficking targeting slavery, forced labor, child labor and other forms of human trafficking and human rights violations. It added prohibitions against unfair wages or unsafe working conditions and other unethical business practices, including with regard to the environment, and offer a channel for supplier workers or other interested parties to report concerns or violations directly to us.
Governance - Corporate Governance and Ethics
We are committed to sound and ethical governance practices that benefit all of our constituencies, including our stockholders, employees, customers and other business partners. Our Board has adopted Corporate Governance Guidelines that provide an effective framework for Board oversight. Our Nominating and Corporate Governance Committee regularly assesses the corporate governance regulatory landscape, including policy developments of proxy advisory firms, to identify emerging best practices that could benefit our Company if implemented, thereby enhancing the creation of long term stockholder value.
As a result of such work, the Nominating and Corporate Governance Committee has recommended, and the Board has approved, the following corporate governance and ethics related improvements since the Company became public:
•Adopting a Stock Ownership Policy (See "Other Compensation Governance Practices - Stock Ownership Policy")
•Adopting a Clawback policy (See "Other Compensation Governance Practices - Clawback Policy")
•Appointing a Lead Independent Director
•Adopting and publishing a Supplier Code of Conduct to flow through to our vendors the tenets of our Company Code of Ethics and Business Conduct and augment our prior Statement on Modern Slavery and Human Trafficking
•Amending the Charter of the Nominating and Corporate Governance Committee to give such committee oversight of Environment, Social and Governance matters, including with regard to climate change risk (See "Board Oversight of ESG Matters")
•Amending the Charter of the Audit Committee to give such committee oversight of cybersecurity risk (See "Board Oversight of Cybersecurity Risk Management")
•Amending our Corporate Governance Guidelines to provide that the Board will endeavor to include in its initial list for any vacancy on the Board one or more qualified candidates who reflect diverse backgrounds (in terms of gender, race, ethnicity, age, sexual orientation, gender identity or geographic origin), and broader experience and skill sets to those of the Board.

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Corporate Governance Framework
Role of Board in Risk Oversight
Our Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the Board by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the monitoring of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for our Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board. Each committee is governed by a written charter. Each committee charter is posted on our website at ir.mirion.com/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues and any changes are communicated to stockholders by posting them on the Company's website. Information or, or accessible through, our website is not incorporated by reference in this Proxy Statement.
Our Board met six times during 2022 and, each director attended at least 75% of the Board and committee meetings on which they serve. Directors are encouraged to attend the annual stockholders' meeting and all Company directors attended the 2022 annual stockholder meeting.
Audit Committee
Our Board’s Audit Committee met six times in 2022. Our Audit Committee consists of Steven W. Etzel, Kenneth C. Bockhorst, Jody A. Markopoulos, and Sheila Rege, with Steven W. Etzel serving as the chair of the committee. Our Board has determined that Steven W. Etzel, Kenneth C. Bockhorst, Jody A. Markopoulos and Sheila Rege are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of an Audit Committee, and Rule 10A-3 of the Exchange Act, and are financially literate.

Our Board has also determined that Steven W. Etzel qualifies as an Audit Committee financial expert within the meaning of SEC regulations and has accounting and financial management expertise with the meaning of the NYSE listing rules. In making this determination, our Board considered Steven W. Etzel’s formal education and previous and current experience in financial and accounting roles. Our independent registered public accounting firm and management periodically meets privately with the Audit Committee.
The Audit Committee is responsible for, among other things:

•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence;
•reviewing with our independent registered public accounting firm the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•reviewing our policies on risk assessment and risk management;
•reviewing our management of cybersecurity risks;

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Corporate Governance Framework
•reviewing related party transactions;
•designing and implementing the internal audit function;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Our Board’s Compensation Committee met five times in 2022. Our Compensation Committee consists of Robert A. Cascella, Steven W. Etzel, John W. Kuo and Sheila Rege, with Robert A. Cascella serving as the chair of the committee. Robert A. Cascella, Steven W. Etzel, John W. Kuo and Sheila Rege are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Board has determined that Robert A. Cascella, Steven W. Etzel, John W. Kuo and Sheila Rege are “independent” as defined under applicable NYSE listing standards, including the standards specific to members of a Compensation Committee.
The Compensation Committee is responsible for, among other things:
•determining, or recommending to our Board for determination, the compensation of our executive officers, including the chief executive officer;
•administering our equity compensation plans;
•overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and
•appointing and overseeing any compensation consultants.
We believe that the composition and functioning of the Compensation Committee meets the requirements for independence under applicable NYSE listing standards.

Nominating and Corporate Governance Committee
Our Board’s Nominating and Corporate Governance Committee met four times in 2022. Our Nominating and Corporate Governance Committee consists of John W. Kuo, Kenneth C. Bockhorst, Robert A. Cascella and Jody A. Markopoulos, with John W. Kuo serving as the chair of the committee. Our Board has determined that each of these individuals is “independent” as defined under applicable SEC rules and NYSE listing standards.
The Nominating and Corporate Governance Committee is responsible for, among other things:
•evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;
•recommend criteria for the selection of candidates to the Board and lead searches for, and recommend director nominees to the Board, consistent with such criteria;
•reviewing and making recommendations to the Board as to determinations of director independence;
•reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;
•Environmental, Social and Governance ("ESG") oversight, including climate risk management; and
•spearheading an evaluation of our Board and its committees.
We believe that the composition and functioning of the Nominating and Corporate Governance Committee meets the requirements for independence under current NYSE listing standards.
The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter that satisfies the applicable rules and regulations of NYSE and the SEC.

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Corporate Governance Framework
We have posted the charters of our Board’s Audit, Compensation and Nominating and Corporate Governance Committees, and we intend to post any amendments thereto that may be adopted from time to time, on our website at ir.mirion.com/corporate-governance/governance-documents. Our Board may from time to time establish other committees. Information on, or accessible through, our website is not incorporated by reference in this Proxy Statement.
Lead Independent Director
Our independent directors have appointed Kenneth Bockhorst as Lead Independent Director. The Lead Independent Director position includes the following responsibilities:
•lead the executive sessions of the independent directors;
•serve as a liaison between the Chair of the Board and/or the CEO and the independent directors,
•review and approve the agendas for the regular meetings of the Board, and
•preside at all meetings of the Board where the Chair is absent.
The Lead Director may be removed or replaced at any time with or without cause by a majority vote of the independent directors then in office.
Interested parties who wish to contact the Lead Independent Director may write to: Lead Independent Director of the Mirion Technologies Board of Directors, Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, GA 30318 Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the Lead Independent Director all communications that she determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.
Director Independence
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our Board has determined that Kenneth C. Bockhorst, Robert A. Cascella, Steven W. Etzel, John W. Kuo, Jody A. Markopoulos and Sheila Rege, representing six (6) of our nine (9) directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with Mirion and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described under "Certain Relationships and Related Party Transactions." Our independent directors hold meetings at which only independent directors are present at each regularly scheduled meeting of the Board.
Related Party Transaction Policy
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our Audit Committee has adopted a formal Related Party Transaction Policy, pursuant to which the Audit Committee reviews all transactions which in which the Company or any of its subsidiaries, was, is, or will be a participant, the amount of which exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The Audit Committee must approve or ratify any covered related party transaction for it to be consummated or continue.
The Audit Committee reviews these related party transactions as they arise and are reported to the Audit Committee. The Audit Committee also reviews materials prepared by our Board and our executive officers to determine whether any related party transactions have occurred that have not been reported. In reviewing any

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Corporate Governance Framework
related party transaction, the Audit Committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party's relationship to us and interest in the transaction, and the benefits to us of the transaction. The Audit Committee determines, in its discretion, whether the proposed transaction is in the best interests of Mirion and our stockholders.
For more information, please see below "Certain Relationships and Related Party Transactions - Related Party Transaction Policy."

Compensation Committee Interlocks and Insider Participation
Robert A. Cascella, Steven W. Etzel, John W. Kuo and Sheila Rege served as members of the Compensation Committee during 2022. None of such persons is or was formerly an officer or an employee of Mirion. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board.
Board Leadership Structure
The Board believes one of its most important responsibilities is to determine the appropriate leadership structure for the Board at a given time that best enables it to provide effective, independent oversight of management and support long-term value creation for the Company and our stakeholders.
Accordingly, the Board does not have a predetermined policy as to whether or not the roles of the Board Chair and CEO should be combined or separate. Instead, the Board takes a flexible approach, enabling it to adapt its leadership structure to best meet the needs of the Board, the Company and its stockholders and other stakeholders as characteristics and circumstances change.
Each year the Board reviews the Board’s leadership structure, including whether the roles of Board Chair and CEO should be combined or separate and what leadership structure is appropriate given the specific characteristics and circumstances of the Company at that time.
In 2022, the Nominating and Corporate Governance Committee, as part of conducting its annual assessment, determined that separating the roles of Board Chair and CEO continues to best serve the current needs of the Board, the Company, our stockholders and other stakeholders and effectively allocates responsibility and oversight between management and the Board.
Annual Board Assessment
Our Board believes that a rigorous annual review of its performance is essential to ensuring its effectiveness.
To that end, each year, the Nominating and Corporate Governance Committee determines the format and approach for and conducts an annual Board self-assessment. This self-assessment involves evaluating the performance of the Board, its Committees, the Board Chair and each director and helps identify ways to enhance their effectiveness.
The annual self-assessment process uses questionnaires with each director to solicit candid feedback and gather suggestions for improvement. The process also provides opportunities for each director to reflect on their own performance, as well as the performance of the other directors. Results from the annual self-assessment are presented to the Board for discussion and action.

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Corporate Governance Framework

Board Oversight of Company Strategy
Management annually presents the Company’s long-term business and financial strategic plan to the Board for review, discussion and approval. The plan identifies and assesses the strengths, weaknesses, opportunities and threats to the continuing creation of enduring growth and long-term stakeholder value, and management’s presentation to the Board includes overviews of the business and market trends, historical financial performance, assessments of opportunities for long-term growth and margin expansion and projected long-term financial performance. The Board acts as a strategic partner in this process, offering insight and additional perspectives and challenging management’s plan as it deems appropriate.
In addition to this annual corporate strategy review, the Board is involved in strategy planning and risk oversight throughout the year:
•Management regularly presents information to the Board regarding the Company’s various business segments, their markets and strategic priorities, as well as trends expected to pose significant risks or strategic opportunities for the Company.
•The Board annually reviews and approves our key financial and other objectives and budget.
•Management regularly presents its capital allocation and deployment plans to the Finance Committee and the Board for review and discussion, and the Board (or the appropriate Committee) approves specific significant actions and transactions, to ensure that we deploy our capital to create long-term value for our stockholders and other stakeholders, including through capital and operating expenditures or strategic acquisitions that support future innovation or growth, as well as share repurchases that return cash to our stockholders.
Board Oversight of ESG Matters
The Board has overall oversight of ESG Matters. The Board has delegated risk oversight of policies and operational controls of environmental, social and governance matters, including climate change risks, energy management and human capital management to the Nominating and Corporate Governance Committee, working in coordination with the Audit Committee and the Compensation Committee.
A senior management-level ESG steering committee comprised of Legal, Human Resources, Investor Relations, Finance and other representatives provides strategic guidance to the Company cross-functional team responsible for advancing our corporate responsibility and ESG strategy, working closely with a team of ESG consultants we engaged to accompany us through our ESG journey. The General Counsel and Chief Compliance Officer updates the Board on corporate responsibility and ESG progress through quarterly reports to the Nominating and Corporate Governance Committee.
For more information on ESG developments, see "Corporate Governance Framework - ESG."
Board Oversight of Cybersecurity Risk Management
The Board has overall oversight of cybersecurity matters. The Board has delegated risk oversight with respect to information security and cybersecurity risk management to the Audit Committee, including reviewing and making recommendations to management or the Board with respect to the Company's policies, practices, systems, controls, budget and team regarding information systems, privacy, data security, disaster recovery and information technology breaches and other incidents, including with respect to any related insurance policies. The Chair, Steven Etzel, and one member of the Audit Committee, Sheila Rege, have both earned the

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Corporate Governance Framework
CERT Certificate in Cyber-Risk Oversight Program from the National Association of Corporate Directors, demonstrating an advanced understanding of the role of the Board in cybersecurity oversight.
Our Chief Information Officer and Director of Cybersecurity leads a team of information security professionals who manage our cybersecurity risk management program and activities. Our program is designed to protect and preserve the integrity, continued availability and, as applicable, the confidentiality of all information owned by, or in the care of our Company. Our cybersecurity risk management program includes regular cybersecurity risk assessments, detection and reporting of any cybersecurity events and a robust information security training program that provides tailored information security training to our employees based on the results of their specific information security assessments. This program also includes a Cybersecurity and Data Protection Policy and associated security incident reporting procedure that provides controls for timely and accurate reporting of any material cybersecurity incident to Company management and the Board. Our Chief Information Officer provides periodic reports on cybersecurity risk and risk management programs and activities to the Board through the Audit Committee.
Communications with Directors
Interested parties may communicate with our Board, our Lead Independent Director, or with any individual director by writing to our Board or to the particular director and mailing the correspondence to: Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, GA 30318, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that she determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.

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Director Compensation
Director Compensation
Pursuant to our director compensation program (the "Director Compensation Program"), non-employee directors are eligible to receive the following cash compensation, paid quarterly in arrears, for their service as members of the Board and certain sub-committees thereof:

Position	Annual Retainer
Board Service	$76,500
plus (as applicable):
Audit Committee Chair	$10,000
Compensation Committee Chair	$10,000
Nominating/Governance Committee Chair	$10,000
In lieu of cash, non-employee directors may elect to receive full payment of their retainers in shares of our Class A common stock on a quarterly basis. Payment of retainers in a combination of cash and stock is not permitted.
In addition, non-employee directors will receive grants of equity awards under the Incentive Plan. Each year, the Board or Compensation Committee will provide each non-employee director who will continue to serve on the Board with a grant of restricted stock units (“RSUs”) with an approximate grant date fair market value of $93,500. These annual equity awards vest quarterly and will be fully vested on the first anniversary of the grant date, subject to the non-employee director’s continued service on the Board through each such vesting date. A non-employee director who is elected or appointed to the Board at any time other than at the annual stockholder meeting will, at the time of such election or appointment, receive an award of RSUs with a grant date fair market value equal to the product of $93,500 multiplied by a fraction (i) the numerator of which is equal to the number of days between the date of the director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the new non-employee director is elected or appointed to the Board, and (ii) the denominator of which is 365.
Each of Jyothsna (Jo) Natauri and Christopher Warren (who resigned from the Board in September 2022) have agreed to waive compensation under the Director Compensation Program. The Director Compensation Program also provides that the Company will reimburse non-employee directors for their ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2022. The table sets forth a summary of the compensation we paid to each non-employee member of our Board for the period beginning January 1st, 2022 and ending December 31, 2022. Other than as set forth in the table and described more fully below, we did not pay any compensation to, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board in 2022.
Jyothsna (Jo) Natauri and Christopher Warren received no compensation in connection with their service as directors and, accordingly, they are omitted from this table. Thomas Logan is our CEO and he receives no compensation for his services as director, his CEO compensation is reported in the "Executive Compensation Tabular Disclosures - Summary Compensation Table."

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Director Compensation

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Kenneth C. Bockhorst	76,481	93,495	—	169,976
Robert A. Cascella	86,500	93,495	—	179,995
Steven W. Etzel	86,479	93,495	—	179,974
Lawrence D. Kingsley	76,500	93,495	—	169,995
John W. Kuo	86,479	93,495	—	179,974
Jody A. Markopoulos	76,481	93,495	—	169,976
Sheila Rege(4)	19,125	69,669	—	88,794
(1) The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2022 for their service as a director, including any annual retainer fees, committee and/or chair fees. Kenneth C. Bockhorst, Steven W. Etzel, John W. Kuo, and Jody A. Markopoulos, elected to receive their fees in fully vested Class A common stock in lieu of cash.
(2) The amounts shown in this column relate to the annual RSU grant made to certain non-employee directors, as further described above under the heading “Director Compensation.” For the RSUs, the amounts reported in this column represent the grant date fair value of RSUs calculated in accordance with the provisions of ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the RSUs reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 28, 2023.
(3) As of December 31, 2022, the number of shares of Class A common stock underlying outstanding RSUs held by each of our non-employee Directors were as follows:

Name	Aggregate Number of Shares Underlying Restricted Stock Units
Kenneth C. Bockhorst	7,137
Robert Cascella	7,137
Steven W. Etzel	7,137
Lawrence D. Kingsley	7,137
John W. Kuo	7,137
Jody A. Markopoulos	7,137
Sheila Rege	6,112
Jyothsna (Jo) Natauri	—
Christopher Warren	—

(4) Ms. Rege joined our Board in September 2022.

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Ownership of Common Stock
Ownership of Common Stock
Beneficial Ownership
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2023 by:
•each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A common stock;
•each current executive officer and director of the Company; and
•all executive officers and directors as a group.
The information below is based on an aggregate of 217,687,852 shares of Class A common stock and 7,847,333 shares of Class B common stock issued and outstanding as of March 31, 2023. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days or equity awards that are expected to settle or vest within 60 days. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them:

Name and Address of Beneficial Owners(1)(2)	Number of Shares of Class A Common Stock	Ownership Percentage of Class A Common Stock (%)	Number of Shares of Class B Common Stock	Ownership Percentage of Class B Common Stock (%)	Ownership Percentage of Common Stock (%)
5% Holders (Other than Directors and Executive Officers)
GSAM Holdings LLC(3)(4)	27,250,000	12.5%	—	—	12.1%
GS Sponsor II LLC(3)(4)	24,525,000	11.3%	—	—	10.9%
Charterhouse Parties(5)	14,960,702	6.9%	—	—	6.6%
The Vanguard Group(6)	12,577,497	5.8%	—	—	5.6%
Janus Henderson Group plc(7)	11,696,294	5.4%	—	—	5.2%

Directors and Executive Officers
Thomas D. Logan(8)	99,911	*	4,140,388	52.8%	1.9%
Lawrence D. Kingsley(9)	516,522	*	—	—	*
Brian Schopfer(10)	19,548	*	740,845	9.4%	*
Christopher Moore	3,430	*	—	—	*
Loic Eloy	140,937	*	—	—	*
Michael Rossi	—	—	—	—	—
Jyothsna (Jo) Natauri	—	—	—	—	—
Steven W. Etzel(11)	31,625	*	—	—	*
Kenneth C. Bockhorst(11)	29,878	*	—	—	*
Robert A. Cascella(11)	16,522	*	—	—	*
John W. Kuo(11)	31,625	*	—	—	*
Jody A. Markopoulos(11)	29,878	*	—	—	*
Sheila Rege(11)	6,111	*	—	—	*
All directors and executive officers as a group (13 individuals)	925,987	0.4%	4,881,233	62.2%	2.6%

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Ownership of Common Stock

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Mirion Technologies, Inc., 1218 Menlo Drive, Atlanta, Georgia 30318.
(2)	The shares of our Class B common stock are paired, one-for-one, with shares of IntermediateCo Class B common stock. Such paired interests have the right to require us to redeem such paired interests at such holder's option and, at our option, settled by a one-for-one exchange for shares of Class A common stock or a cash amount per share based on an average trailing stock price of Company Class A common stock. See “Certain Relationships and Related Party Transactions - IntermediateCo Charter.”
(3)	GSAM Holdings LLC is the managing member of GS Sponsor II LLC. GSAM Holdings LLC is a wholly owned subsidiary of The Goldman Sachs Group, Inc. In addition to the shares held by GS Sponsor II LLC, GS Acquisition Holdings II Employee Participation LLC (“Participation LLC”) and GS Acquisition Holdings II Employee Participation 2 LLC (“Participation 2 LLC”), each of which is managed by a subsidiary of GSAM Holdings LLC, directly owns 1,325,000 founder shares and 1,400,000 founder shares, respectively. See "Certain Relationships and Related Party Transactions - Founder Shares". The founder shares are subject to certain vesting conditions. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder shares will be set aside by the Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares. The founder shares will be forfeited to the Company for no consideration if they fail to vest on or before October 20, 2026. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the shares held by GS Sponsor II LLC, Participation LLC and Participation 2 LLC by virtue of their direct and indirect ownership, as applicable, over GS Sponsor II LLC, Participation LLC and Participation 2 LLC. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. disclaims beneficial ownership of any such shares except to the extent of their respective pecuniary interest therein. The principal business address for each of the foregoing persons is 200 West Street, New York, NY 10282.
(4)	Interests shown for GSAM Holdings consist of (i) 18,750,000 founder shares, including 16,025,000 founder shares which GS Sponsor II is the record owner thereof, and (ii) 8,500,000 shares of Class A common stock underlying the private placement warrants, all of which GS Sponsor II is the record owner thereof.
(5)	Represents 8,000,013 shares of Class A common stock held by CCP IX LP No. 1, 6,667,342 shares of Class A common stock held by CCP IX LP No. 2; 220,008 shares of Class A common stock held by CCP IX Co-investment LP, and 73,339 shares of Class A common stock held by CCP IX Co-Investment No. 2 LP (together, “CCP IX”). Charterhouse General Partners (IX) Ltd (“CGP IX”) is the general partner of each of the limited partnerships comprising CCP IX. Charterhouse Capital Partners LLP (“CCP”) acts as the investment adviser to CGP IX. CCP’s advice with respect to investment decisions requires the approval of its Investment Committee comprised of 10 members, including the approval of CCP’s Managing Partner, which is currently Lionel Giacomotto. However, it is CGP IX which ultimately makes all investment decisions. As a result, CGP IX may be deemed to have beneficial ownership of the securities held by the limited partnerships comprising CCP IX. CGP IX is managed by a five member board of directors. Each of the CGP IX board members disclaims beneficial ownership of the securities beneficially owned by each of the limited partnerships comprising CCP IX, except to the extent of their pecuniary interest therein, if any. The address for each of the foregoing persons’ principal business office is 6th Floor, Belgrave House, 76 Buckingham Palace Road, London, SW1W 9TQ.
(6)	Based on a Schedule 13G filed with the SEC on February 9, 2023. The Vanguard Group reported that it has sole voting power over zero shares of our Class A common stock, shared voting power over 93,053 shares, sole dispositive power over 12,381,993 shares, and shared dispositive power over 195,504 shares for aggregate beneficial ownership of 12,577,497 shares of Class A common stock. The Vanguard Group, Inc.'s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities beneficially owned held by The Vanguard Group. The principal business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(7)	Based on a Schedule 13G (Amendment No. 1) filed with the SEC on February 10, 2023 by Janus Henderson Group plc (“Janus Henderson”). Janus Henderson has a 100% ownership stake in Janus Henderson Investors U.S. LLC ("JHIUS"), Janus Henderson Investors UK Limited ("JHIUKL") and Janus Henderson Investors Australia Institutional Funds Management Limited ("JHIAIFML"), (each an "Asset Manager" and collectively as the "Asset Managers"). Due to the above ownership structure, holdings for the Asset Managers are aggregated. Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JHIUS may be deemed to be the beneficial owner of 11,673,440 shares of our Class A common stock held by such Managed Portfolios. However, JHIUS does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The principal business address for Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.
(8)	Mr. Logan’s shares consist of (i) 99,911 shares of Class A common stock issued pursuant to the vesting and settlement of RSU's held by Mr. Logan; (ii) 1,544,017 shares of Class B common stock held by Mr. Logan; (iii) 2,596,371 shares of Class B common stock held by Aere Perennius, LLC., a limited liability company which holds interests in trusts established for the benefit of Mr. Logan's adult children. Mary Hancock Logan in her capacity as Investment Trustee has sole voting and dispositive power over the shares held by Aere Perennius, LLC; Mr. Logan disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Logan’s shares exclude 3,200,000 shares of Class A common stock in which he has an interest due to his Profits Interests, which are subject to vesting requirements. See "Certain Relationships and Related Party Transactions - Profits Interests".

PROXY STATEMENT	36

Ownership of Common Stock

(9)	Mr. Kingsley’s shares include (i) 3,568 shares of Class A common stock issuable pursuant to the vesting and settlement of RSUs held by Mr. Kingsley which are expected to vest and/or settle within 60 days of March 31, 2023; (ii) 12,954 shares of Class A common stock issued pursuant to the vesting and settlement of RSU's held by Mr. Kingsley; (iii) 350,000 shares of Class A common stock held by the Diane Kingsley Revocable Trust and (iv) 150,000 shares held by the Lawrence D. Kingsley 2015 Family Irrevocable Trust, Mr. Kingsley’s shares exclude 4,200,000 shares of Class A common stock in which he has an interest due to his Profits Interests, which are subject to vesting requirements. See “Certain Relationships and Related Party Transactions - Profits Interests".
(10)	Mr. Schopfer’s shares consist of 19,548 shares of Class A common stock issued pursuant to the vesting and settlement of RSU's held by Mr. Schopfer. Mr. Schopfer's shares exclude 700,000 shares of Class A common stock in which he has an interest due to his Profits Interests, which are subject to vesting requirements. See "Certain Relationships and Related Party Transactions - Profits Interests.”
(11)	Includes 3,568 shares of Class A common stock per person issuable pursuant to the vesting and settlement of RSUs within 60 days of March 31, 2023.

PROXY STATEMENT	37

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

PROXY STATEMENT	38

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively Deloitte) conducted the 2022 and 2021 audits of the Company’s financial statements. Fees billed by Deloitte to the Company for services provided during the 2022 and 2021 fiscal years were as follows:

	2021	2022
Audit Fees	$6,486,950	$4,457,429
Audit Related Fees	375,000	3,202
Tax Fees	2,551,468	1,365,402
Other Fees	—	—
Total Fees	$9,413,418	$5,826,033
Audit Fees. Audit fees consist of fees billed or expected to be billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.
Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees. Tax fees consist of fees billed for tax planning and tax advisory services.
The Audit Committee of our Board of Directors has appointed Deloitte as our independent registered public accounting firm since the consummation of the Business Combination in 2021. Deloitte has served as our auditors prior to the Business Combination since 2015.
We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders' views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Mirion and our stockholders.
Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

PROXY STATEMENT	39

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Change in Accountants
As previously disclosed in a Current Report on Form 8-K filed with the SEC on October 25, 2021, PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm prior to the Business Combination, was dismissed by vote of the board of directors on October 20, 2021. On the same date, the audit committee of the board of directors approved the engagement of Deloitte as the Company’s independent registered public accounting firm effective upon the dismissal of PwC.
The audit report of PwC on GSAH’s (the Company’s legal predecessor) balance sheets as of December 31, 2020 and 2019, and the related statements of operations, of changes in stockholders’ equity and of cash flows for each of the two years in the period ended December 31, 2020 and for the period from May 31, 2018 (date of inception) to December 31, 2018, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from May 31, 2018 (date of inception) to December 31, 2020 and the subsequent interim periods through October 20, 2021, there were no disagreements between GSAH and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in its reports on GSAH’s financial statements for such period.
During the period from May 31, 2018 (date of inception) to December 31, 2020 and the subsequent interim periods through October 20, 2021, there were no reportable events, as defined in Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K (“Regulation S-K”), except for (a) GSAH restated its 2020 financial statements to correct errors as discussed in Note 2 to the financial statements and (b) GSAH concluded that a material weakness exists around the interpretation and accounting for certain complex features of the Class A common stock and warrants issued by GSAH.
During the years ended December 31, 2020 and 2019 and subsequent interim period through October 20, 2021, we did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (each as defined above).
Pre-Approval Policy
Our Audit Committee was formed upon the consummation of our Business Combination. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our Board of Directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).
VOTE REQUIRED
The affirmative vote of the holders of a majority of the votes cast at the meeting on this proposal, with shares of our Class A common stock and Class B common stock voting together as a single class, shall be required to approve this proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this Proposal.

PROXY STATEMENT	40

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
The Board recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROXY STATEMENT	41

Audit Committee Report
Audit Committee Report
With respect to Mirion's financial reporting process, the management of Mirion is responsible for establishing and maintaining internal controls and preparing Mirion's consolidated financial statements. Mirion's independent registered public accounting firm, Deloitte & Touche, LLP (“Deloitte”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Mirion's financial statements. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of Deloitte included in its audit of Mirion's consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022 with Mirion's management and with Deloitte, including the results of the independent registered public accounting firm's audit of Mirion's financial statements. We have also discussed with Deloitte all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board ("PCAOB") for communication with Audit Committees, under which Deloitte must provide us with additional information regarding the scope and results of its audit of Mirion's consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and have discussed with Deloitte its independence from Mirion, as well as any relationships that may impact Deloitte's objectivity and independence, including whether the provision of non-audit services by Deloitte during fiscal year 2022 was compatible with the auditor's independence.
Based on our review of the matters noted above and our discussions with Mirion's management and independent registered public accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Mirion's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Steven W. Etzel (Chair) Kenneth C. Bockhorst Jody A. Markopoulos Sheila Rege

PROXY STATEMENT	42

Compensation Discussion and Analysis
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program in fiscal year 2022 for our named executive officers (“NEOs”), including our philosophy, process, objectives and the elements of the program and the material factors considered in making compensation decisions.
Key elements of our Compensation Discussion and Analysis information are referenced below:

PROXY STATEMENT	43

Executive Compensation Summary
Executive Compensation Summary
Named Executive Officers
The following table sets forth the names, ages and positions of our NEOs for the period from January 1, 2022 through December 31, 2022:

Name	Age	Position
Thomas D. Logan*	62	Chief Executive Officer and Director
Brian Schopfer	38	Chief Financial Officer
Loic Eloy	47	Group President, Industrial
Michael Freed**	47	Former Chief Operating Officer
Michael Rossi	51	Group President, Medical
:

*	Mr. Logan is also a member of our Board. See “Proposal No. 1 – Election of Directors” for more information about Mr. Logan.
**	Mr. Freed, who served as the Chief Operating Officer, departed the Company on February 28, 2022.

All of our executive officers as of December 31, 2022 are NEOs.

Brian Schopfer has served as our Chief Financial Officer since May 2020. Mr. Schopfer joined Mirion in 2015 and previously served as Mirion’s Executive and Senior Vice President of Business Transformation. In February 2018, Mr. Schopfer left Mirion and joined Omnimax International, a building products company, where he served as Chief Financial Officer of North America until March 2019. Mr. Schopfer rejoined Mirion in March 2019. Prior to joining Mirion, Mr. Schopfer served as Chief Financial Officer for HillPhoenix (part of the Dover Corporation), a commercial refrigeration manufacturer, from 2014 to 2015. Mr. Schopfer also served as the Director of Financial Planning and Analysis for the Dover Corporation, a global manufacturing company, from 2013 to 2014. Mr. Schopfer received a B.S. in Finance and Marketing from the University of Pittsburgh.

PROXY STATEMENT	44

Executive Compensation Summary

Loic Eloy has served as our Industrial Group President since February 2022. Mr. Eloy joined Mirion in 2015 and previously served as Vice President of Mirion’s Detection and Measurement (Health Physics) Division from 2015 to 2019 and President of Mirion’s Radiation Monitoring Systems Division from 2019 to 2022. Prior to joining Mirion through Mirion's acquisition of Canberra Industries, Mr. Eloy served as Commercial Director of Areva, the parent company of Canberra Industries from February 2012 to January 2015. Mr. Eloy also served as Director of Finance and Accounting of Areva from February 2008 to February 2012. Prior to 2008, Mr. Eloy held various finance and commercial positions with Siemens. Mr. Eloy received an MBA from the Universidad Panamericana and a Bachelor’s Degree in Finance, Administration, Economics and Marketing from the University of Lyon.
Michael Rossi has served as our Medical Group President since October 2022. Before Mirion, Mr. Rossi served as the Head of Radioligand Imaging for Advanced Accelerator Applications, a Novartis Company, from June 2019 until July 2022. Mr. Rossi also spent time from April 2014 until May 2019 at Jubilant Pharma where he served in several different roles including President of Jubilant Radiopharma, and brings experience from GE Healthcare, Tyco Healthcare/Mallinckrodt and Syncor International. Mr. Rossi earned a Bachelor of Science in Pharmacy from the University of the Sciences and holds an Authorized Nuclear Pharmacist Certification from Butler University. He has served on several Boards of Directors and remains a Licensed Pharmacist in the state of Pennsylvania.
Our Executive Compensation Program
Our executive compensation program is designed to attract, motivate and retain high quality executives needed to fulfill our mission. Our goal is to support business priorities deemed essential by our Board, as well as satisfy the accepted governance standards of impartial external stakeholders. In furtherance of our compensation philosophy and objectives, our program framework includes a mix of three key compensation elements: (i) base salary, (ii) short-term cash incentive awards, and (iii) long-term equity incentive awards, the value of which, for each NEO, is within a competitive range for similar position of our peer group and market survey compensation data (as described more fully below). We have not adopted any formal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance consistent with our philosophy through a combination of short-term cash and long-term equity incentive awards. To incentivize long term performance and align the interests of our NEOs with stockholders, our compensation elements include a significant performance-based component, with variable, at-risk pay constituting a meaningful portion of overall compensation.

PROXY STATEMENT	45

Executive Compensation Summary
Total Direct Compensation Summary
The total direct compensation for each of our NEOs reflect their substantial contributions to our exceptional performance in 2022. Specifically, the Compensation Committee determined 2022 compensation for our NEOs in light of our consistently strong total shareholder return ("TSR") and achievement against other financial and non-financial goals geared toward sustaining our long-term growth and delivering stockholder value. In making these determinations, the Compensation Committee gives primary consideration to each NEO’s impact on our results in the context of our business model and their scope of responsibility, in addition to other relevant factors (such as prior experience and sustained high performance) and data on prevailing market compensation levels.
The following table provides an overview of total direct compensation paid to our NEOs for fiscal year 2022, including a breakdown of each of the three key elements of total direct compensation and the 2022 target annual performance-based cash bonus compared to the actual paid amount of the 2022 annual performance-based cash bonus.

		Annual Performance-Based Cash Bonus			Equity-Based Long-Term Incentives
NEO	Base Pay ($)	Target Bonus (% of Base Pay)	Target Bonus ($)	Actual Bonus ($)	Grant Value ($)	Total Direct Compensation ($)
Thomas Logan	$700,000	100%	$700,000	$377,163	$2,901,854	$3,979,017
Brian Schopfer	$450,000	65%	$292,500	$157,600	$736,669	$1,344,269
Michael Freed	$71,860	50%	$35,930	$18,505	$—	$90,365
Loic Eloy*	$270,706	50%	$135,353	$48,575	$429,594	$748,875
Michael Rossi	$106,955	60%	$64,173	$59,084	$649,996	$816,035
* Conversion rate of $1.054063 per €1.00.

PROXY STATEMENT	46

Compensation Philosophy and Practices
Compensation Philosophy and Practices
Compensation Philosophy and Objectives
We have adopted a Total Rewards Philosophy designed to guide the development of a total compensation package that attracts, motivates and retains high quality executives needed to fulfill our mission. Our goal is to support business priorities deemed essential by our Board, as well as satisfy the accepted governance standards of impartial external stakeholders. We have designed compensation packages that (i) are competitive with market practice, (ii) reward both organizational and individual performance by providing a significant portion of our NEOs' cash compensation in the form of "at-risk" incentive compensation tied to key performance goals, and (iii) closely align the interests of our NEOs with those of our stockholders by providing a significant portion of our NEOs’ compensation in equity. We use this philosophy as the foundation for evaluating and implementing our executive compensation program, with a heavy emphasis on pay that is variable or at risk, including performance-based equity, depending directly on performance against strategic corporate metrics. In other words, paying for performance.
Our executive compensation program framework includes a mix of three key compensation elements—(i) base salary, (ii) short-term cash incentive awards, and (iii) long-term equity incentive awards. In determining the amount of each compensation element awarded to our NEOs, our Compensation Committee looks at each NEO’s overall compensation package, as well as the amount of each compensation element for the NEO relative to both internal and external pay to determine whether such amounts and the overall mix of elements for the NEO’s role further the principles and objectives of our executive compensation program.
The Compensation Committee also annually reviews and analyzes market trends and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In structuring and adjusting the executive compensation program, the Compensation Committee places no formal weighting on any one factor. As we continue to mature as a public company, the Compensation Committee will continue to review and evaluate our executive compensation program to ensure it aligns with our compensation philosophy and objectives.

PROXY STATEMENT	47

Compensation Philosophy and Practices
Executive Compensation Best Practices
In executing our compensation program and determining executive compensation, we are guided by the following corporate governance best practices designed to protect the interests of our stockholders. As we transition from a new public company to a more mature public company, we will continue to evaluate our compensation program relative to our peer group.

What We Do	What We Don’t Do
☒ Pay-for-Performance Philosophy. We align pay and performance by awarding a substantial portion of the compensation paid to our executives in the form of variable, “at-risk” performance-based compensation linked to the achievement of rigorous performance goals

☒ Balanced Short-Term and Long-Term Compensation. We grant compensation that discourages short-term risk taking at the expense of long-term results

☒ Maintain an Independent Compensation Committee and Independent Compensation Committee Advisor. Our Compensation Committee is comprised solely of independent directors and engages its own independent consultant

☒ Stock Ownership Policy. All NEOs are subject to significant stock ownership requirements. Pursuant to our Stock Ownership Policy, our CEO is required to hold 5x base salary, our CFO is required to hold 3x base salary and the other members of our executive leadership team are required to hold 1x base salary

☒ Clawback. The Board will require reimbursement to the Company of any performance-based award in the event of certain accounting restatements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. Our clawback policy is described in more detail under “Other Compensation Governance Practices Clawback Policy” below

☒ No Excise Tax “Gross-Ups”. We do not provide any “gross-ups” for excise taxes that our employees might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code

☒ No “Single-Trigger” Change in Control Arrangements. We do not provide for “single-trigger” acceleration of compensation or benefits solely upon a change in control

☒ No Excessive Perks. We generally do not provide any excessive perquisites to our NEOs

☒ Do Not Permit Hedging or Pledging. We prohibit directors and employees, including our NEOs, from hedging and pledging our securities

Executive Compensation Process
Role of the Compensation Committee and Management
The Company's executive compensation program has been administered by our Compensation Committee, which is comprised entirely of independent directors. Our Compensation Committee is responsible for establishing, implementing, monitoring and evaluating our executive compensation program. The Compensation Committee reviews and approves the compensation of our NEOs, other than the compensation of our CEO, for which the Compensation Committee makes recommendations to our Board for the Board's approval. The Compensation Committee’s responsibilities and authority are described fully in the Compensation Committee’s charter, which is available on our website at ir.mirion.com (under the tab "Governance—Governance Documents”). Information on or accessible through, our website is not incorporated by reference in this Proxy Statement.

The Compensation Committee also consults with members of our management team, including our CEO, and our chairperson of the Board when making compensation decisions. While the Compensation Committee considers our CEO’s recommendations, the Compensation Committee ultimately uses its own business judgment and experience in approving, or making recommendations to the Board where applicable, regarding

PROXY STATEMENT	48

Compensation Philosophy and Practices
individual compensation elements and the amount of each element for our NEOs. Our CEO recuses himself from all determinations regarding his own compensation.
The compensation of our NEOs is reviewed at least annually by our Compensation Committee and is informed by the recommendations of our CEO (other than with respect to his own compensation) and our compensation consultant. Our Compensation Committee evaluates and determines any recommended compensation adjustments or awards to our NEOs or, if applicable, make recommendations to the Board for final determination.

Role of Compensation Consultant
Since 2021, the Compensation Committee has engaged Willis Towers Watson to be its compensation consultant and assist on matters relating to our executive compensation program pursuant to its authority under the Compensation Committee charter. A representative of Willis Towers Watson attends meetings of the Compensation Committee as requested. Willis Towers Watson reports directly to the Compensation Committee.

The Compensation Committee has evaluated Willis Towers Watson’s independence by considering the requirements mandated by NYSE listing standards and SEC rules and has determined that no conflict of interest exists. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such advisor and has sole authority to approve all such advisors’ fees and other retention terms. Willis Towers Watson was paid aggregate fees of approximately $117,978 in 2022 for advice to the Compensation Committee with respect to executive officer and director compensation and separately provided insurance risk and brokering services to the Company in 2022, and was paid aggregate fees for that work of approximately $352,400. The Compensation Committee does not consider that separate insurance-related work, and fees, to present a conflict with respect to its role with respect executive officer and director compensation.. The decision to engage Willis Towers Watson for the insurance risk and brokering services was made by members of Mirion management and did not require approval of the Board or the Compensation Committee.

Peer Group
The Compensation Committee, with the assistance of Willis Towers Watson, developed and approved the following compensation peer group in December 2021. The establishment of this peer group is to provide a comparative basis for the compensation of our executive officers to their peer companies in order to set an appropriate overall compensation framework.

Peer Group Companies
established December 2021

Allied Motion Technologies Inc.	Bruker Corporation	Proto Labs, Inc.
Array Technologies, Inc.	Coherent, Inc.	Raven Industries, Inc.
Babcock & Wilcox Enterprises, Inc.	Graco, Inc.	Repligen Corporation
Badger Meter, Inc.	MSA Safety Incorporated	Sotera Health Company
Bio-Techne Corporation	Nordson Corporation	Vicor Corporation

The peer group was reviewed and revised in September 2022 to reflect the following changes:

•Removed Raven and Coherent due to acquisitions.
•Added two industrial sector peers of comparable size: Standex and Enerpac.
•Shifted away from life science peers and towards more Health Care Equipment & Supplies companies, which better aligns with where we compete for talent within our Medical Group.

PROXY STATEMENT	49

Compensation Philosophy and Practices

Peer Group Companies
established September 2022

Allied Motion Technologies Inc.	Enerpac Tool Group Corp.	Merit Medical Systems, Inc.
Array Technologies, Inc.	Graco Inc.	MSA Safety Incorporated
Babcock & Wilcox Enterprises, Inc.	Haemonetics Corporation	Nordson Corporation
Badger Meter, Inc.	Integer Holdings Corporation	Proto Labs, Inc.
CONMED Corporation	iRhythm Technologies, Inc.	Standex International Corporation

The Compensation Committee references the market data of the peer group as a guide when making decisions. Market data is one element that the Compensation Committee uses to make pay decisions. Multiple factors are considered in determining the total compensation opportunity, including our compensation philosophy, the executive’s role and responsibility, the executive’s past performance, internal equity, and expected contributions and experience in the role.
The Compensation Committee will review our compensation peer group at least annually and make adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.
Other Compensation Governance Practices

Stock Ownership Policy
The Compensation Committee believes that purchasing and holding shares of our common stock creates an incentive to manage the Company prudently and established minimum stock ownership requirements for our directors, NEOs and certain other employees in November 2021. The Stock Ownership Policy provides that our CEO is required to hold at least 5x his base salary, our CFO is required to hold at least 3x his base salary and our other NEOs and certain other employees are required to hold at least 1x their base salary. In addition, our non-employee directors are required to hold 3x their annual cash retainer. The value of the stock ownership requirement is based on his or her then current retainer or salary and the value of the stock holdings is based on the average closing price of a share of the Company’s stock for the previous calendar year. Shares owned outright, unvested restricted stock, RSUs and shares or share equivalent units underlying deferred fees paid to non-employee directors are included in the calculation of share ownership.

Participants have five years to achieve these requirements and must retain all of their net shares received as a result of the vesting, payment or distribution of any RSUs, PSUs or other equity awards, excluding any shares sold or withheld to pay any applicable taxes, until this requirement is met.

All participants are currently in compliance with the Stock Ownership Policy.

Clawback Policy
In November 2021, the Company adopted a Clawback Policy which provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, the Board will require reimbursement to the Company of any performance-based award made to any executive officer of the Company where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (ii) the members of the Board who are considered “independent” for purposes of the listing standards of NYSE determine the officer engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to such officer based upon the restated financial results.

PROXY STATEMENT	50

Compensation Philosophy and Practices
In each such instance, the Company will, to the extent practicable, seek to recover from the executive officer the amount in excess of what would have been awarded based on the corrected performance measures.
Additionally, as we are an NYSE-listed company, we are monitoring NYSE’s mandated adoption of a new clawback listing standard, and plan to amend our Clawback Policy, as appropriate, for compliance with the standard adopted.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (Section 162(m)) generally imposes a $1 million cap on the federal income tax deduction for compensation paid to our “covered employees” (which includes our NEOs) during any fiscal year. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, and, in the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee retains the flexibility to award compensation even if the compensation is not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. We follow ASC Topic 718 for our stock-based compensation awards which requires us to measure the compensation expense for all share-based payment awards based on the grant date “fair value” of these awards.
Say on Pay and Stockholder Engagement
We pay careful attention to any feedback we receive from our stockholders about our executive compensation program and, in setting compensation for our NEOs, the Compensation Committee considers the results of stockholder advisory votes on “say on pay” proposals presented at our annual meetings of stockholders. Although the results of the say on pay vote are advisory and not binding on the Company, the Board and the Compensation Committee value the opinions of our stockholders and consider the results of stockholder advisory votes on “say on pay” when making compensation decisions for our NEOs.
At the 2022 annual meeting of stockholders, approximately 94% of votes cast (excluding abstentions and broker non-votes) were cast in favor of the compensation of our NEOs. In light of the strong support reflected by the results of the 2022 “say on pay” proposal, the Compensation Committee maintained our general philosophy on executive compensation for 2022.
We continue to be receptive to input from stockholders concerning our executive compensation program and will continue to consider any such feedback when making design adjustments.

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Analysis of Fiscal Year 2022 Compensation
Analysis of Fiscal Year 2022 Compensation
Core Compensation Elements
The 2022 executive compensation program primarily consisted of the following elements: base salary, short-term (annual) incentive compensation, and long-term equity incentive compensation in the form of RSUs and PSUs. Each element, which is further discussed below, is intended to reward and motivate executives in different ways consistent with our overall compensation philosophy. Each of the above-described compensation elements for our NEOs for fiscal year 2022 is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation philosophy and objectives.

Base Salary

The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. We believe that a competitive base salary is a necessary element of our executive compensation program and is critical in attracting and retaining executive talent, including our NEOs. Base salaries for our NEOs are also intended to be competitive with salaries received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable internally across our executive team. As compared to our peer group, our NEOs base salaries are in line with the median.
Base salaries for our NEOs were established initially through arm's-length negotiations at the time each individual was hired. Subsequent adjustments to base salaries were based on such individual's performance and promotions, as well as compensation surveys, our own analysis of compensation practices at peer companies, internal pay equity considerations, and contractual terms. In making decisions regarding salary adjustments, our Board or Compensation Committee also draw upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments. If appropriate, base salaries are adjusted on an annual basis. The actual base salaries paid to each NEO for fiscal year 2022 are set forth below in the 2022 Summary Compensation Table in the column entitled “Salary.”
For Messrs. Logan and Schopfer, their salaries continued to be $700,000 and $450,000, respectively, as neither received a salary increase during fiscal year 2022 due to their recent salary increases in December 2021. Mr. Freed's base salary continued to be $412,000, and he did not receive a salary increase in fiscal year 2022 as his employment with us ended on February 28, 2022. Mr. Eloy, however, received an increase of 38% from €205,872 to €284,800 on February 1, 2022 in conjunction with his promotion from President of Radiation Monitoring Systems Division to Industrial Group President (Mr. Eloy's salary is determined and paid in Euros). Mr. Rossi was hired on October 1, 2022 and received a starting annual salary of $470,000.

Short-Term Incentive Compensation

On December 27, 2021, the Compensation Committee adopted and approved the terms of the Company’s executive short-term incentive compensation program (the “STIP”) for fiscal year 2022, which provides eligibility for annual cash incentive awards to certain executives of the Company (including each of the Company’s NEOs). Payments under the STIP are based on the achievement of specified performance goals (50% on Adjusted EBITDA, 30% on Adjusted Organic Revenue Growth and 20% on Adjusted Free Cash Flow).

The specific targets relating to the performance goals were set in connection with the establishment of the Company’s annual operating budget for the 2022 fiscal year. In connection with its review and approval of the STIP, our Compensation Committee reviewed the target incentive opportunities of our NEOs, taking into

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Analysis of Fiscal Year 2022 Compensation
consideration several factors, including a competitive market analysis performed by Willis Towers Watson, our peer group's short-term incentive bonus target opportunity for similarly situated executives, our Company's overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer's potential to contribute to our long-term strategic goals, his role and scope of responsibilities within our Company, his individual experience and skills, the Compensation Committee's sense of competitive market practices for annual bonuses and the recommendations of our CEO (for NEOs other than himself). Based on the foregoing, the Compensation Committee approved the following target incentive opportunities (expressed as a percentage of base salary) for our NEOs for fiscal year 2022:

NEO (1)	Target Incentive Opportunity
Mr. Logan	100%
Mr. Schopfer	65%
Mr. Eloy	50%
Mr. Freed	50%
Mr. Rossi	60%

(1) Mr. Logan has a maximum bonus percentage of 150%. Messrs. Schopfer, Eloy, Freed and Rossi have a maximum bonus percentage of 200%.

Bonus payments under the STIP are based entirely on the achievement of predetermined corporate performance goals approved by the Board that are important objectives for our business and are designed to drive our growth as a company and long-term stockholder value. For fiscal year 2022 Messrs. Logan, Schopfer and Freed's performance goals are based 100% on the Enterprise metrics set forth below; 75% of Mr. Eloy's performance goals are based on the Industrial Group Metrics set forth below and the remaining 25% of his performance goals are based on the Enterprise metrics; and 75% of Mr. Rossi's performance goals are based on the Medical Group Metrics set forth below, and the remaining 25% of his performance goals are based on the Enterprise Metrics. Mr. Rossi's eligible bonus amount under the STIP was also prorated based on the number of days he was employed with us in 2022 following his hire on October 1, 2022.

Enterprise Metrics
The threshold, target and maximum performance goals, as well as the actual achievement, for the "Enterprise Metrics" for fiscal year 2022 are set forth in the table below. On a consolidated basis, the Company had a GAAP net loss of $288.4 million, revenue of $717.8 million, and net cash provided by operating activities of $39.4 million for fiscal year 2022. For more information on the non-GAAP measures set forth below, including reconciliations of these measures to their most directly comparable GAAP measures, please see “Pay Versus Performance—Tabular List of Performance Measures.” For purposes of the STIP, adjusted EBITDA of $166.5 million differs from reported adjusted EBITDA of $164.7 million due to adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates.

Metric	Weighting	Threshold	Target (100%)	Maximum	Actual Performance	Achievement Percentage
Adj. EBITDA (in millions)	50%	$165.6	$184.0	$202.4	$166.5	90.5%
Adj. Organic Revenue Growth	30%	4.0%	6.0%	8.0%	5.7%	95.0%
Adj. Free Cash Flow (in millions)	20%	$83.9	$93.2	$102.5	*	—%
*    Adjusted free cash flow for fiscal year 2022 did not meet the threshold.

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Analysis of Fiscal Year 2022 Compensation
Industrial Group Metrics
The threshold, target and maximum performance goals, as well as the actual achievement, for the "Industrial Group Metrics" for fiscal year 2022 are set forth in the table below. With respect to the Industrial Group, the Company had a GAAP loss from operations of $98.0 million and revenue of $446.1 million. For more information on the non-GAAP measures set forth below, including reconciliations of these measures to their most directly comparable GAAP measures, please see “Pay Versus Performance—Tabular List of Performance Measures.”

Metric	Weighting	Threshold	Target (100%)	Maximum	Actual Performance	Achievement Percentage
Adj. EBITDA (in millions)	50%	$124.8	$138.7	$152.6	$126.0	90.1%
Adj. Organic Revenue Growth	30%	2.9%	4.3%	5.7%	0.9%	20.9%
Adj. Free Cash Flow (in millions)	20%	$119.1	$132.3	$145.5	*	—%
*    The Industrial Group's adjusted free cash flow for fiscal year 2022 did not meet the threshold.

Medical Group Metrics
The threshold, target and maximum performance goals, as well as the actual achievement, for the "Medical Group Metrics" for fiscal year 2022 are set forth in the table below. With respect to the Industrial Group, the Company had a GAAP net loss of $84.4 million and revenue of $271.7 million. For more information on the non-GAAP measures set forth below, including reconciliations of these measures to their most directly comparable GAAP measures, please see “Pay Versus Performance—Tabular List of Performance Measures.”

Metric	Weighting	Threshold	Target (100%)	Maximum	Actual Performance	Achievement Percentage
Adj. EBITDA (in millions)	50%	$84.2	$93.5	$102.9	$86.6	92.7%
Adj. Organic Revenue Growth	30%	6.3%	9.5%	12.6%	15.2%	160.0%
Adj. Free Cash Flow (in millions)	20%	$37.6	$41.8	$46.0	*	—%
*    The Medical Group's adjusted free cash flow for fiscal year 2022 did not meet the threshold.

The Compensation Committee reviewed the performance with respect to the performance goals set forth above. Accordingly, the Compensation Committee determined that the actual payments for the NEOs pursuant to the 2022 STIP for Messrs. Logan and Schopfer were $377,163 and $157,600, respectively; and for Messrs. Eloy and Rossi, payments were $48,575 (€46,084) and $59,084, respectively. Mr. Freed's employment with us terminated prior to end of the year. Notwithstanding the foregoing, pursuant to his employment agreement and as further described in that certain Confidential Separation Agreement and General Release of all Claims between the Company and Mr. Freed dated February 28, 2022 (the "Freed Separation Agreement"), Mr. Freed received a pro-rated portion of his bonus under the STIP, in the amount of $18,505, as part of his severance package. The Compensation Committee did not make any discretionary adjustments to the 2022 STIP payments.

Brian Schopfer Retention Bonus
On September 30, 2022, the Compensation Committee approved a special retention bonus for Mr. Schopfer with a value of $1,000,000, which was paid to Mr. Schopfer on October 7, 2022 (the “Schopfer Bonus”). The Schopfer Bonus was approved by the Compensation Committee after consultation with our CEO and our compensation consultant to recognize his past and anticipated leadership contributions to the Company's success and secure Mr. Schopfer's continued employment in an increasingly competitive labor market. The Schopfer Bonus is subject to repayment by Mr. Schopfer upon the occurrence of certain events between the period commencing on October 1, 2022 and ending on October 1, 2026 (the “Retention Period”), as follows: if, (x) Mr. Schopfer’s employment with the Company is terminated either (A) by the Company for “cause,” or (B) by Mr. Schopfer other than for "good reason” (as such terms are defined in the Schopfer Employment Agreement (as defined below)) or (y) Mr. Schopfer gives notice of his intent to terminate his employment with the Company other than for good reason prior to the end of the Retention Period. Mr. Schopfer will repay the following portion of his Schopfer Bonus to the Company within thirty (30) days after such termination of employment: (1) if the

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Analysis of Fiscal Year 2022 Compensation
termination date occurs prior to October 1, 2023, 100% of the Schopfer Bonus, (2) if the termination date occurs on or after October 1, 2023 but prior to October 1, 2024, 75% of the Schopfer Bonus, (3) if the termination date occurs on or after October 1, 2024 but prior to October 1, 2025, 50% of the Schopfer Bonus, and (4) if the termination date occurs on or after October 1, 2025 but prior to October 1, 2026, 25% of the Schopfer Bonus.
Mr. Schopfer will not be required to repay the Schopfer Bonus to the Company if: (i) he remains continuously employed with the Company through the end of the Retention Period, or (ii) his employment during the Retention Period is terminated (A) by the Company for any reason other than cause, (B) by Mr. Schopfer for good reason, (C) by Mr. Schopfer within twelve months after a “change of control” (as defined in our 2021 Omnibus Incentive Plan (the “Incentive Plan”)) whereby the Company is acquired by an operating company and not a private equity investment firm and resulting in a material diminution in Mr. Schopfer’s authority, duties or responsibilities, or (D) by the Company due to Mr. Schopfer’s “death” or “permanent disability” (in each case, as such terms are defined in the Schopfer Employment Agreement).

Long-Term Equity Incentive Compensation

We believe that providing long-term incentive compensation in the form of equity awards is a critical element of our executive compensation program as it reinforces our pay-for-performance culture and aligns employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our NEOs and other key employees.

In April 2022, pursuant to the Incentive Plan, we granted RSUs and PSUs to certain of our executive officers, including Messrs. Logan, Schopfer, and Eloy. Mr. Rossi received an RSU grant in November 2022 following the commencement of his employment. Mr. Freed did not receive RSU or PSU grants in 2022 because he no longer was employed by the Company after February 2022. Because the ultimate value of RSUs and PSUs is based on the price of our Class A common stock when the RSUs and PSUs vest, we believe RSUs and PSUs provide meaningful incentives to motivate employees to achieve increases in the value of our stock over time. In addition, the Compensation Committee believes PSUs more closely align the interests of our NEOs with those of our stockholders and continue to drive important business objectives that, in turn, drive long-term stockholder value. As compared to our peer group, the NEOs equity awards are in line with the 25th percentile to the median.

Equity Awards Granted in Fiscal Year 2022

NEO	RSUs Granted (#)	PSUs Granted (Target) (#)
Mr. Logan	223,048	111,524
Mr. Schopfer	49,566	34,076
Mr. Eloy	33,209	16,356
Mr. Rossi	80,445	-

RSUs
The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date, subject to the NEO's continued service through each vesting date.

PSUs
The PSUs are eligible to vest following the end of a three-year performance period, subject to the achievement of specified performance goals related to relative total shareholder return (“Relative TSR”) and adjusted organic revenue growth as described in more detail below (we refer to this vesting schedule as our “Three-Year Performance Vesting Schedule”), and subject further to the NEO’s continued service through the applicable

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Analysis of Fiscal Year 2022 Compensation
vesting date. Specifically, the PSUs provide the right to receive shares of our Class A common stock at a future date, assuming performance against pre-determined metrics are achieved, specifically Relative TSR and Adjusted organic revenue growth, which are equally weighted 50% each for Messrs. Logan, Schopfer, and Eloy. The number of PSUs that may be achieved are capped at 200% of target with the value ultimately received based on our performance against these metrics, which are key measures of our long-term performance, as well as the growth of the price of our share of Class A common stock over time. Subject to continued employment through the end of the performance period and achievement of minimum performance criteria, the PSUs granted in 2022 will be eligible to vest in 2025 after the Compensation Committee certifies the Company’s achievement of the performance goals (as described below) following March 31, 2025, the final day of the performance period.

Total Shareholder Return Metrics
Relative TSR comprises 50% of the total PSU award granted to Messrs. Logan, Schopfer and Eloy. The Relative TSR performance period is three years, from April 1, 2022 through March 31, 2025, and is measured as compared to the Russell 2000 Industrials Index. The Russell 2000 Industrials Index was chosen because it is relevant to the current industrial focus of the Company. In future years, the Compensation Committee will reevaluate the index and associated composition for new PSU grants. The following targets were set with respect to the Relative TSR metric:

	Percentile	Payout
Below Threshold	<30%	0%
Threshold	30%	50%
Target	55%	100%
Maximum	≥80%	200%

The payout in respect of these PSUs will be made in shares of our Class A common stock and/or cash in an amount determined based on the TSR of our common stock, assuming reinvestment of all dividends, compared to the performance of all companies in the Russell 2000 Industrials Index for the period from April 1, 2022 to March 31, 2025, if the NEO continues as an employee until the third anniversary of the grant date (subject to provisions relating to the NEO’s death, disability or retirement or a change of control of the Company). We use the 20-trading day average trading price of our common stock ending March 31 to determine the starting price and the final TSR. The potential value of a payout will fluctuate with the market value of our Class A common stock. The percentage of the Relative TSR PSUs that vest will be interpolated, on a mathematical straight-line basis. In no event will the NEOs be eligible to receive more than 200% of the Relative TSR PSUs.
Adjusted Organic Revenue Growth Metrics
Adjusted organic revenue growth comprises the other 50% of the total PSU award granted to Messrs. Logan, Schopfer and Eloy. The adjusted organic revenue growth performance period is three years, from April 1, 2022 through March 31, 2025. The following targets were set with respect to the adjusted organic revenue growth metric:

	Percentile	Payout
Below Threshold	<3%	0%
Threshold	3%	50%
Target	5%	100%
Maximum	7%	200%

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Analysis of Fiscal Year 2022 Compensation
Adjusted organic revenue growth is defined as reported revenue growth excluding the effects on revenue of currency translation, acquisitions and divestitures. For acquisitions, revenue becomes organic upon the one-year anniversary of the completion of the acquisition. For purposes of evaluating the adjusted organic revenue growth performance against the targets listed above, adjusted organic revenue growth is calculated as the compound annual organic revenue growth rate over the three-year measurement period. In no event will the NEOs be eligible to receive more than 200% of the adjusted organic revenue growth PSUs.
Other Elements of Compensation
Retirement Plans
We maintain a 401(k) retirement savings plan for our employees in the United States, who satisfy certain eligibility requirements including Messrs. Logan, Schopfer, Freed and Rossi. Messrs. Logan, Schopfer, Freed and Rossi are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions which are currently equal to 100% of a participating employee’s contribution up to the first 2% of the employees’ eligible compensation and 50% of the employees’ contribution up to the next 4% of the employee’s eligible compensation. Mr. Eloy participates in France's mandatory social security and supplementary pension scheme on the same terms as other French full-time employees of the French Subsidiary, as more specifically described in "Employee Benefits and Perquisites" below.
Non-Qualified Deferred Compensation Plan
We maintain an unfunded, non-qualified deferred compensation plan (the “Deferred Compensation Plan”), in which Mr. Logan and one other managerial employee have historically participated (though Mr. Logan did not make any contributions in 2022). Each year, participants can elect to defer up to 100% of their base salary, bonus, commissions and/or short-term incentive compensation, as applicable, under the Deferred Compensation Plan. We do not make any matching, discretionary or other similar contributions to the Deferred Compensation Plan on behalf of participants.
Participants may elect to receive compensation they have deferred upon certain qualifying distribution events (e.g., separation from service, death, disability or at a specified date) at which time account balances are distributed in cash either in a lump sum or annual installments as elected by the participant. If no election is made, account balances are distributed in a lump sum. Annual installments can be for up to five years if the qualifying distribution event is a specified date or 15 years if the qualifying distribution event is due to a separation from service. Account balances are distributed in a single lump sum to the participant’s beneficiary upon the participant’s death or disability. Participants may also elect to receive in a single lump sum, in the event of a separation from service within two years of a change in control of the Company, the entire vested portion of their account balance that was otherwise reserved for payment in installments following a separation from service or at a specified date.
Account balances under the Deferred Compensation Plan are credited with a deemed investment return (or credited with a deemed investment loss), determined as if the account was invested in one or more investment funds made available by the administrator. Participants elect the investment fund(s) in which accounts will be deemed invested. Participants may change their investment elections on a daily basis. The investment vehicle is determined by the administrator if the participant fails to make an investment election.
Employee Benefits and Perquisites
All of our full-time employees in the United States, including Messrs. Logan, Schopfer, Freed and Rossi, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, we have provided certain perquisites to our NEOs in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective, and to provide a competitive compensation package for recruitment and retention purposes. In addition, Mr. Eloy is entitled to certain French-related benefits due to his employment in France.

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Analysis of Fiscal Year 2022 Compensation
In fiscal year 2022, all of the NEOs in the United States were entitled to (i) company-paid premiums for long-term care insurance in the United States, (ii) reimbursement for the costs of an annual physical examination, and (iii) financial planning services.
Pursuant to the terms of Mr. Logan's employment agreement with us, in fiscal year 2022, we reimbursed Mr. Logan for certain automobile expenses.
Pursuant to the terms of Mr. Eloy's employment agreement, we provided Mr. Eloy with a Company-leased automobile for business and personal use including the cost of maintenance, tolls and gas. We also made contributions to France's mandatory social security and supplementary pension scheme (managed by AGIRC/ARRCO) for Mr. Eloy in accordance with French law and the applicable local bargaining agreement applicable to all employees of Mirion Technologies (MGPI) SAS, a French subsidiary of the Company and Mr. Eloy's French employer (the "French Subsidiary"). In addition, we made contributions on behalf of Mr. Eloy to the Garantie Sociale du Chef d'enterprise (GSC) for purposes of providing unemployment benefits to Mr. Eloy in the event of involuntary termination. Such contributions are intended to replace French-provided unemployment benefits, which are unavailable to Mr. Eloy due to his officer position with the French Subsidiary.
Employment Arrangements

Logan Employment Agreement
On August 15, 2006, the Company entered into an employment agreement with Mr. Logan, which was most recently amended on December 27, 2021 (as amended, the “Logan Employment Agreement”), providing for his employment as Chief Executive Officer of the Company. The Logan Employment Agreement provides that Mr. Logan is entitled to an annual base salary and is eligible for an annual incentive bonus based on the Company’s achievement of targets and milestones as determined by the Board. Beginning in calendar year 2022, Mr. Logan is also eligible to receive an annual long-term equity incentive grant having a target total grant date value equal to $2,700,000 (in 2022, 2/3 of this grant consisted of RSUs and 1/3 consisted of PSUs; in subsequent calendar years the mix of RSUs and PSUs may be different, as determined by the Board in its discretion). Mr. Logan is also entitled to reimbursement for the following expenses: (i) reimbursement for first class air travel expenses, (ii) the cost of an annual local executive physical examination up to $10,000 and (iii) the costs of annual financial planning services, up to $5,000 per year.

Pursuant to the Logan Employment Agreement, upon the termination of Mr. Logan’s employment with the Company without "cause" or by Mr. Logan for "good reason" (each, as defined in the Logan Employment Agreement), subject to his execution and non-revocation of a general release of claims against the Company, Mr. Logan will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twenty-four (24) months following the date of the termination of Mr. Logan’s employment (provided that, if Mr. Logan is terminated within twenty-four (24) months of a “change in control” (as such term is defined in the Incentive Plan) that occurs after January 1, 2022, Mr. Logan will receive two (2) times the sum of his base salary and target bonus), (ii) a pro-rata portion of Mr. Logan’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Logan had his employment not been terminated, and (iii) continuation of any health benefits provided by the Company to Mr. Logan and his dependents for eighteen (18) months.
The Logan Employment Agreement also provides that in the event of the termination of Mr. Logan’s employment with the Company as a result of his death or permanent disability, Mr. Logan or his estate, as applicable, will be entitled, in addition to any accrued amounts, to (i) an amount equal to Mr. Logan's base salary payable through the date of termination, (ii) a pro-rata portion of Mr. Logan's annual incentive bonus and (iii) continued health benefits for 12 months for Mr. Logan and/or his family.
In addition, to the extent that any payments and benefits under the Logan Employment Agreement together with any payments or benefits under any other agreement between the Company and Mr. Logan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such payments will be reduced to an amount that would result in no

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Analysis of Fiscal Year 2022 Compensation
portion of the payments being subject to the excise tax imposed by Section 4999 of the Code, to the extent that such a reduction would provide Mr. Logan with an after-tax amount greater than he would have received if there was no reduction.
Lastly, pursuant to a Confidentiality and Intellectual Property Agreement attached as an exhibit to the Logan Employment Agreement, Mr. Logan is subject to a perpetual obligation not to disclose the confidential information of the Company.

Schopfer Employment Agreement
On May 1, 2020, the Company entered into the Third Amended and Restated Employment Agreement with Mr. Schopfer, which was subsequently amended on December 27, 2021 (as amended, the “Schopfer Employment Agreement”). The Schopfer Employment Agreement provides that Mr. Schopfer is entitled to an annual base salary and is eligible for an annual performance bonus based on personal and corporate performance goals as determined by the Company’s Board. Mr. Schopfer is also entitled to (i) an annual allowance of $5,000 to cover costs for any personal financial or tax advisory services retained in connection with any matter arising as a result of Mr. Schopfer holding shares of, or any other investment in, the Company and (ii) reimbursement for the cost of an annual physical examination up to $5,000.

Pursuant to the Schopfer Employment Agreement, upon the termination of Mr. Schopfer’s employment with the Company without "cause" or by Mr. Schopfer for "good reason" (each, as defined in the Schopfer Employment Agreement), subject to his execution and non-revocation of a general release of claims against the Company, Mr. Schopfer will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Schopfer’s employment (such twelve (12)-month period, the “Schopfer Severance Period”) (provided that, if Mr. Schopfer's employment is terminated without Cause or for Good Reason within twelve (12) months of a “change in control” (as such term is defined in the Incentive Plan) that occurs after January 1, 2022, Mr. Schopfer will receive an amount equal to one (1) times the sum of his base salary and target bonus), (ii) a pro-rata portion of Mr. Schopfer’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Schopfer had his employment not been terminated, and (iii) continued payment by the Company, for the Schopfer Severance Period or, if earlier, until the date on which Mr. Schopfer commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Schopfer and his dependents under COBRA.

The Schopfer Employment Agreement also provides that in the event of the termination of Mr. Schopfer’s employment with the Company as a result of his death or permanent disability, Mr. Schopfer or his estate, as applicable, will be entitled, in addition to any accrued amounts, to (i) an amount equal to Mr. Schopfer's base salary payable through the date of termination and (ii) a pro-rata portion of Mr. Schopfer's annual incentive bonus, if any, for the applicable period during the fiscal year ending on the date of termination.
In addition, pursuant to a Confidentiality, Non-Interference and Intellectual Property Agreement attached as an exhibit to the Schopfer Employment Agreement, Mr. Schopfer is subject to (i) a covenant restricting him from interfering with the business of the Company by soliciting, diverting or enticing away any officer, employee or consultant of the Company or any of its subsidiaries to accept employment with a third party for a period of 12 months following his termination of employment with the Company for any reason, (ii) a covenant restricting him in perpetuity from using the confidential information of the Company to solicit, divert or entice away (A) any actual or prospective customer of the Company or any of its subsidiaries to become a customer of any third party that is engaged in any business or operations that were also engaged in by the Company during Mr. Schopfer’s employment with the Company or (B) any customer or supplier to cease doing business with the Company or any of its subsidiaries and (iii) a perpetual obligation not to disclose the confidential information of the Company.

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Analysis of Fiscal Year 2022 Compensation
Freed Employment Agreement
On July 16, 2016, the Company entered into an employment agreement with Mr. Freed, which was subsequently amended on December 27, 2021 (as amended, the “Freed Employment Agreement”). The Freed Employment Agreement provided that Mr. Freed is entitled to an annual base salary and is eligible for an annual performance bonus based on personal and corporate performance goals as determined by the Board. Mr. Freed is also entitled to (i) an annual allowance of $5,000 to cover costs for any personal financial or tax advisory services retained in connection with any matter arising as a result of Mr. Freed holding shares of, or any other investment in the Company and (ii) reimbursement for the cost of an annual executive physical examination for up to $3,000.
Pursuant to the Freed Employment Agreement, upon the termination of Mr. Freed’s employment with the Company without "cause" or by Mr. Freed for "good reason" (each as defined in the Freed Employment Agreement), subject to his execution and non-revocation of a general release of claims against the Company, Mr. Freed will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Freed’s employment with the Company (such twelve (12)-month period, the “Freed Severance Period”) (provided that, if Mr. Freed is terminated within twelve (12) months of a “change in control” (as such term is defined in the Incentive Plan) that occurs after January 1, 2022, Mr. Freed will receive an amount equal to one (1) times the sum of his base salary and target bonus), (ii) a pro-rata portion of Mr. Freed’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Freed had his employment not been terminated, and (iii) continued payment by the Company for the Freed Severance Period or, if earlier, until the date on which Mr. Freed commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Freed and his dependents under COBRA.
The Freed Employment Agreement also provides that in the event of the termination of Mr. Freed’s employment with the Company as a result of his death or permanent disability, Mr. Freed or his estate, as applicable, will be entitled, in addition to any accrued amounts, to (i) an amount equal to Mr. Freed's base salary payable through the date of termination and (ii) a pro-rata portion of Mr. Freed's annual incentive bonus, if any, for the applicable period during the fiscal year ending on the date of termination.
In addition, pursuant to a Confidentiality, Non-Interference and Intellectual Property Agreement attached as an exhibit to the Freed Employment Agreement, Mr. Freed is subject to (i) non-competition restrictions with respect to certain competitors of the Company in certain geographical locations for a period of 12 months following his termination of employment with the Company for any reason, (ii) non-solicitation restrictions (with respect to certain employees and customers of the Company) for a period of 12 months following his termination of employment for any reason and (iii) a perpetual obligation not to disclose the confidential information of the Company; provided that, if the Company wishes to enforce the 12-month non-competition restriction, the Company must pay Mr. Freed additional consideration equal to 50% the sum of his base salary and his pro-rata incentive bonus.
On February 28, 2022 (the "Separation Date"), the Company entered into a Confidential Separation Agreement and General Release of Claims with Mr. Freed (the "Freed Separation Agreement") providing for the following severance payments, which were paid to Mr. Freed pursuant to the terms of the Freed Employment Agreement: (i) twelve (12) months base salary as of the Separation Date, (ii) Mr. Freed's annual incentive bonus for fiscal year 2021, (iii) a pro-rata portion of Mr. Freed’s annual incentive bonus for fiscal year 2022, and (iv) the premiums associated with group health continuation coverage premiums for Mr. Freed and his dependents under COBRA for twelve (12) months following the Separation Date. Specifically, Mr. Freed received or will receive the following severance payments in accordance with the Freed Separation Agreement in 2022: $412,000 in base salary, $76,843 in annual incentive bonus for fiscal year 2021, $18,505 as the pro-rated annual incentive bonus for fiscal year 2022, and $31,226 in COBRA premiums.

PROXY STATEMENT	60

Analysis of Fiscal Year 2022 Compensation
Eloy Employment Agreement
Mr. Eloy entered into an employment agreement with the French Subsidiary effective April 1, 2017, which was most recently amended on February 3, 2022 (as amended, the "Eloy Employment Agreement"). The Eloy Employment Agreement provides that Mr. Eloy is entitled to an annual base salary and is eligible for an annual performance bonus based on personal and corporate performance goals as determined by the Compensation Committee. Mr. Eloy is also entitled to (a) a French customary "thirteenth month" bonus, paid in July and December of each calendar year at the rate of 30% and 70%, respectively, of Mr. Eloy's then current base salary, which bonus represents a payment for twelve (12) months of employment and is otherwise prorated for a shorter period of employment (note that this "thirteenth month" bonus is included as part of, and not in addition to, Mr. Eloy's annual base salary), (b) a Company-leased automobile for business and personal use, including the costs of maintenance, tolls and gas, (c) contributions to France's mandatory social security and supplemental pension scheme (managed by AGIRC/ARRCO) in accordance with French law and the applicable local bargaining agreement of the French Subsidiary (the "Local Enterprise Agreement"), (d) lunch vouchers, in accordance with the Local Enterprise Agreement, (e) an annual allowance of $5,000 (Euro converted equivalent) to cover the costs of personal financial planning services, (f) reimbursement for the cost of an annual physical examination up to $5,000 (Euro converted equivalent), and (g) moving expenses in connection with his relocation to the United States, including reimbursement of travel costs up to €15,000, payable upon receipt of supporting documentation. Mr. Eloy also receives an indemnity for serving as managing director of one of the Company's German affiliates.
The Eloy Employment Agreement is otherwise subject to the French collective bargaining agreement of the National Collective Agreement for Engineers and Executive for the Metallurgy Sector, French labor law and the Local Enterprise Agreement which provide for separate statutory, collective bargaining or local entitlements such as participation and profit sharing bonuses.
Pursuant to the Eloy Employment Agreement, upon his termination (other than termination due to retirement) at the initiative of the French Subsidiary, Mr. Eloy will receive a contractual termination indemnity in the amount of twelve (12) months base salary as well as incentive compensation earned, prorated to the date of termination. Mr. Eloy will also receive statutory and collective termination indemnities in accordance with French Labor Law and the National Collective Agreement for Engineers and Executive for the Metallurgy Sector, in amounts that will vary in accordance with the circumstances of Mr. Eloy's termination.
In addition, if at the time of his retirement, Mr. Eloy is employed by the French Subsidiary, he will be entitled to a retirement bonus in an amount equal to 4 times his median monthly salary (based on the last twelve months prior to retirement), pursuant to the National Collective Agreement for Engineers and Executive for the Metallurgy Sector.
The Eloy Employment Agreement contains standard confidentiality, assignment of intellectual property, and non-competition covenants.

Rossi Employment Agreement
On October 1, 2022, the Company entered into an Employment Agreement with Mr. Rossi (the “Rossi Employment Agreement”). The Rossi Employment Agreement provides that Mr. Rossi is entitled to an annual base salary and is eligible for an annual performance bonus based on personal and corporate performance goals as determined by the Company’s Board. Mr. Rossi is also entitled to (i) an annual allowance of $5,000 to cover costs for any personal financial or tax advisory services and (ii) reimbursement for the cost of an annual executive physical examination up to $5,000.

Pursuant to the Rossi Employment Agreement, upon the termination of Mr. Rossi’s employment with the Company without "cause" or by Mr. Rossi for "good reason" (each defined in the Rossi Employment Agreement), subject to his execution and non-revocation of a general release of claims against the Company, Mr. Rossi will be entitled, in addition to any accrued amounts, to (i) continuation of his annual base salary for twelve (12) months following the date of the termination of Mr. Rossi’s employment (such twelve (12)-month period, the “Rossi Severance Period”) (provided that, if Mr. Rossi's employment is terminated without cause or for good

PROXY STATEMENT	61

Analysis of Fiscal Year 2022 Compensation
reason within twelve (12) months of a “change in control” (as such term is defined in the Incentive Plan) Mr. Rossi will receive an amount equal to one (1) times the sum of his base salary and target bonus), (ii) a pro-rata portion of Mr. Rossi’s annual incentive bonus for the fiscal year in which the termination of his employment occurs, payable at the same time as such payment would otherwise have been made to Mr. Rossi had his employment not been terminated, and (iii) continued payment by the Company, for the Rossi Severance Period or, if earlier, until the date on which Mr. Rossi commences employment with and becomes eligible for health care benefits from a new employer, of the premiums associated with group health continuation coverage premiums for Mr. Rossi and his dependents under COBRA.
The Rossi Employment Agreement also provides that in the event of the termination of Mr. Rossi’s employment with the Company as a result of his death or permanent disability, Mr. Rossi or his estate, as applicable, will be entitled, in addition to any accrued amounts, to (i) an amount equal to Mr. Rossi’s base salary payable through the date of termination and (ii) a pro-rata portion of Mr. Rossi’s annual incentive bonus, if any, for the applicable period during the fiscal year ending on the date of termination.
In addition, pursuant to a Confidentiality, Non-Interference and Intellectual Property Agreement attached as an exhibit to the Rossi Employment Agreement, Mr. Rossi is subject to (i) a covenant restricting him from interfering with the business of the Company by soliciting, diverting or enticing away any officer, employee or consultant of the Company or any of its subsidiaries to accept employment with a third party for a period of 12 months following his termination of employment with the Company for any reason, (ii) a covenant restricting him in perpetuity from using the confidential information of the Company to solicit, divert or entice away (A) any actual or prospective customer of the Company or any of its subsidiaries to become a customer of any third party that is engaged in any business or operations that were also engaged in by the Company during Mr. Rossi’s employment with the Company or (B) any customer or supplier to cease doing business with the Company or any of its subsidiaries and (iii) a perpetual obligation not to disclose the confidential information of the Company.

PROXY STATEMENT	62

Compensation Committee Report
Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy.

Respectfully submitted,

Robert A. Cascella (chair)
Steven W. Etzel
John W. Kuo
Sheila Rege

PROXY STATEMENT	63

Executive Compensation Tabular Disclosures
Executive Compensation Tabular Disclosures
Summary Compensation Table
The following table sets forth the annual and long-term compensation awarded to or paid to the NEOs for services rendered to the Company in all capacities during (i) the period beginning July 1, 2020 and ending June 30, 2021 (the "Fiscal Year 2021"), (ii) the period beginning July 1, 2021 and ending December 31, 2021 (the "Partial Fiscal Year 2021"), and the period beginning January 1, 2022 and ending December 31, 2022 ("Fiscal Year 2022").

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3)(4)(5) ($)	Total ($)
Thomas Logan (6) Chief Executive Officer	Fiscal Year 2022	700,000		2,901,854	377,163		96,082	4,075,099
	Partial Fiscal Year 2021	325,763	511,574	5,754,761	174,736	314,771	46,200	7,127,805
	Fiscal Year 2021	632,262		19,236,645	511,410	166,716	72,025	20,619,058
Brian Schopfer Chief Financial Officer	Fiscal Year 2022	450,000	—	736,669	157,600		27,307	1,371,576
	Partial Fiscal Year 2021	195,195	123,990	1,101,892	71,038		10,439	1,502,554
	Fiscal Year 2021	355,227		4,208,016	177,613		15,964	4,756,820
Michael Freed Former Chief Operating Officer	Fiscal Year 2022	71,860 (7)			—		541,567	613,427
	Partial Fiscal Year 2021	213,263	432,500		72,300		8,557	726,620
	Fiscal Year 2021	398,851			199,455		12,167	610,473
Loic Eloy (8) Group President, Industrial	Fiscal Year 2022	270,706	23,092 (9)	429,594	55,141 (10)		92,927	871,460
	Partial Fiscal Year 2021
	Fiscal Year 2021
Michael Rossi (11) Group President, Medical	Fiscal Year 2022	106,955		649,996	59,084		13,557	829,592
	Partial Fiscal Year 2021
	Fiscal Year 2021

(1) This column reflects:
(a) The aggregate grant date fair value of restricted stock unit awards granted in 2022 computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used in calculating the aggregate grant date fair values of the RSUs and PSUs

PROXY STATEMENT	64

Executive Compensation Tabular Disclosures
reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 28, 2023. The values reported for the PSU awards granted in 2022 were calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with ASC Topic 718 (excluding the effects of estimated forfeitures). The value of the PSU awards granted in 2022 at the grant date assuming the maximum achievement of the performance conditions is $2,203,714 for Mr. Logan, $673,342 for Mr. Schopfer and $323,195 for Mr. Eloy.
(b) The aggregate grant date fair value computed in accordance with ASC Topic 718 for the RSUs and PSUs granted to Messrs. Logan and Schopfer in 2021 computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used in calculating the aggregate grant date fair values of the RSUs and PSUs reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 28, 2023. The grant date fair value of PSU awards was calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with ASC Topic 718 (excluding the effects of estimated forfeitures). The value of the PSU awards granted in 2021 at the grant date assuming the maximum achievement of the performance conditions is $1,754,765 for Mr. Logan and $350,946 for Mr. Schopfer.
(c) The grant date fair value of a one-time grant of profits interests in the Sponsor, which was approved and granted by the Sponsor in recognition of Messrs. Logan and Schopfer’s efforts in connection with the Business Combination. The Sponsor granted Messrs. Logan and Schopfer the award of profits interests on June 16, 2021 in connection with the signing of the Business Combination Agreement. The profits interests award provides for service and performance-vesting, with the award only vesting upon the achievement of specified share price conditions. The grant date fair value of the profits interests is based upon a valuation model using Monte Carlo simulations in accordance with ASC Topic 718. The assumptions used in calculating the aggregate grant date fair values of the profits interests reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 28, 2023.
(2) This column reflects (i) amounts earned under the STIP for the Fiscal Year 2021 period (i.e., the period from July 1, 2020 through June 30, 2021) (ii) amounts earned under the STIP for the Partial Fiscal Year 2021 period (i.e. the period from July 1, 2021 through December 31, 2021), and (iii) amounts earned under the STIP for Fiscal Year 2022.
(3) Fiscal Year 2021 amounts reflect: (i) for Mr. Logan, a $21,312 cash payment in respect of accrued vacation days, a $14,400 automobile allowance, a company contribution of $12,495 to Mr. Logan’s account under Mirion's 401(k) plan, a $5,000 reimbursement for financial planning services, $3,500 to cover the costs of an annual physical examination, $13,135 in stipends paid to Mr. Logan for time spent flying his personal aircraft to business events plus corresponding reimbursement for fuel costs associated with such flights, $1,200 for continued automobile maintenance and $983 in Company-paid long-term care insurance premiums; (ii) for Mr. Schopfer, company contributions of $10,848 to Mr. Schopfer’s account under Mirion's 401(k) plan, $2,500 to cover the costs of an annual physical examination, a $1,500 reimbursement for financial planning services, $500 to Mr. Schopfer’s Mirion-sponsored health savings account and $616 in Company-paid long-term care insurance premiums and (iii) for Mr. Freed, a company contribution of $11,454 to Mr. Freed’s account under Mirion’s 401(k) plan and $713 in Company-paid long-term care insurance premiums.
(4) Partial Fiscal Year 2021 amounts Stub Year Amounts reflect: (i) for Mr. Logan, a $26,091 cash payment in respect of accrued vacation days, a $7,200 automobile allowance, a company contribution of $3,419 to Mr. Logan’s account under the Company’s 401(k) plan, $4,079 to cover the costs of an annual physical examination, $4,320 in stipends paid to Mr. Logan for time spent flying his personal aircraft to business events plus corresponding reimbursement for fuel costs associated with such flights, $600 for continued automobile maintenance and $491 in Company-paid long-term care insurance premiums; (ii) for Mr. Freed, a company contribution of $8,200 to Mr. Freed’s account under the Company’s 401(k) plan and $356 in Company-paid long-term care insurance premiums; and (iii) for Mr. Schopfer, company contributions of $7,381 to Mr. Schopfer’s account under the Company’s 401(k) plan, $250 to Mr. Schopfer’s Company-sponsored health savings account and $308 in Company-paid long-term care insurance premiums.
(5) Fiscal Year 2022 amounts reflect: (i) for Mr. Logan, a $47,655 cash payment in respect of accrued vacation days, a $14,400 automobile allowance, a company contribution of $13,475 to Mr. Logan’s account under the Company’s 401(k) plan, $6,399 to cover the costs of an annual physical examination, a $5,000 reimbursement for financial planning services, a $7,850 reimbursement for legal services rendered in connection with Sponsor equity matters, $320 for continued automobile maintenance and $983 in Company-paid long-term care insurance premiums; (ii) for Mr. Freed, $412,000 in severance payments as described under the heading "Employment Arrangements", $76,843 in annual incentive bonus for the partial fiscal year 2021, $18,505 as the pro-rated annual incentive bonus for fiscal year 2022, $31,226 for the cost of COBRA premiums, a company contribution of $2,874 to Mr. Freed’s account under the Company’s 401(k) plan and $119 in Company-paid long-term care insurance premiums; (iii) for Mr. Schopfer, company contributions of $13,746 to Mr. Schopfer’s account under the Company’s 401(k) plan, $7,850 reimbursement for legal services rendered in connection with Sponsor equity matters, $2,560 to cover the costs of an annual physical examination, a $2,035 reimbursement for financial planning services, $500 to Mr. Schopfer’s Company-sponsored health savings account and $616 in Company-paid long-term care insurance premiums; (iv) for Mr. Rossi, a company contribution of $2,350 to Mr. Rossi’s account under the Company’s 401(k) plan, $208 to Mr. Rossi’s Company-sponsored health savings account, $10,000 reimbursement to Mr. Rossi to cover legal fees associate with his employment agreement and $999 in Company-paid long-term care insurance premiums; (v) for Mr. Eloy, a $11,384 (€10,800) annual compensation for his role as Managing Director of Mirion Technologies (MGPI H&B) GmbH, Germany, $10,778 (€10,225) payment to France's mandatory social security on behalf of Mr. Eloy in accordance with French Law, a $47,557 (€45,118) company contribution to Mr. Eloy's retirement account managed by AGIRC/ARRCO, $9,487 (€9,000) for Mr. Eloy's company car costs (e.g. monthly lease payments, and costs relating to maintenance, tolls, and gas), and $13,721 (€13,017) pursuant to a special unemployment insurance contract with GSC.

(6) The earnings on compensation that has previously been deferred by Mr. Logan under the Deferred Compensation Plan, computed pursuant to Item 402(c)(2)(viii)(B), was negative $410,946 in Fiscal Year 2022. Accordingly, such amount is not reported in the 2022 Summary Compensation Table above.

PROXY STATEMENT	65

Executive Compensation Tabular Disclosures
(7) Mr. Freed's employment with us terminated on February 28, 2022 and his salary reflects payment for the part of the year that he was employed with the Company.

(8) Mr. Eloy was not an NEO in 2020 or 2021. For Fiscal Year 2022, Mr. Eloy's base salary, bonus (including the 'thirteenth month" bonus pursuant to the Eloy Employment Agreement), perquisites and the French "Participation" and "Interessement" payments were in Euros and converted into U.S. dollars in this table here using the Company's 2022 Euro average exchange rate of $1.054063 per €1.00.
(9) The amount reported represents a French customary “thirteenth month” bonus earned in 2022, of which 30% was paid in July 2022 and the remaining 70% was paid in December 2022, and calculated based on Mr. Eloy’s salary in December 2022.

(10) The amount reported represents $48,575 (€46,084) that Mr. Eloy earned under the STIP in Fiscal Year 2022, and $6,565 (€6,228) in French Participation and Interessement payments earned in 2022. French Participation is a statutory profit sharing scheme for French companies with more than 50 employees, and the Interessement is a contractual profit sharing scheme paid by the French Subsidiary to all of its employees pursuant to the Local Enterprise Agreement. Interessement payments are calculated based on formulas set forth in the Local Enterprise Agreement between the French Subsidiary and employee representatives which is renegotiated every 3 years.

(11) Mr. Rossi joined the Company in October 2022. The amount reported for his salary reflects payment for the part of the year that he was employed by the Company.

PROXY STATEMENT	66

Executive Compensation Tabular Disclosures
Grants of Plan-Based Awards
The following table presents information concerning grants of plan-based awards to each of the NEOs during Fiscal Year 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas Logan
2022 STIP		350,000	700,000	1,050,000
RSU	4/1/2022							223,048	1,799,997
PSU	4/1/2022				55,762	111,524	223,048		1,101,857
Brian Schopfer
2022 STIP		146,250	292,500	585,000
RSU	4/1/2022							49,566	399,998
PSU	4/1/2022				17,038	34,076	68,152		336,671
Michael Freed
2022 STIP (3)		17,965	35,930	71,860
Loic Eloy
2022 STIP		75,049	150,099	300,197
RSU	4/1/2022							33,209	267,997
PSU	4/1/2022				8,178	16,356	32,712		161,597
Michael Rossi
2022 STIP		32,087	64,173	128,346
RSU	11/1/2022							80,445	649,996

(1) Represents the threshold, target and maximum performance-based incentive cash payments the NEOs could have earned pursuant to the STIP for fiscal year 2022, as described in “Short-Term Incentive Compensation” above. The actual amounts earned pursuant to the STIP for fiscal year 2022 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(2) The amount reported represents the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The values reported for the PSU awards granted in fiscal year 2022 was calculated based on the expected value of the possible outcomes of the performance conditions related to these awards in accordance with ASC Topic 718 (excluding the effects of estimated forfeitures).
(3) The amount reported for Mr. Freed represents pro-rated threshold, target, and maximum amounts based on the number of days Mr. Freed was employed with us in 2022.

PROXY STATEMENT	67

Executive Compensation Tabular Disclosures
Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of the NEOs, information regarding outstanding RSUs, PSUs and profits interests as of December 31, 2022.

	Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Thomas Logan	6/16/2021	10/20/2023			3,200,000 (4)	21,152,000
	12/27/2021	12/27/2022	286,260 (1)	1,892,179
	12/27/2021	12/27/2024			190,839 (3)	1,261,446
	4/1/2022	4/1/2023	223,048 (5)	1,474,347
	4/1/2022	4/1/2025			111,524 (3)	737,174
Brian Schopfer	6/16/2021	10/20/2023			700,000 (4)	4,627,000
	12/27/2021	12/27/2022	57,252 (1)	378,436
	12/27/2021	12/27/2024			38,167 (3)	252,284
	4/1/2022	4/1/2023	49,566 (5)	327,631
	4/1/2022	4/1/2025			34,076 (3)	225,242
Michael Freed			—	—	—	—
Loic Eloy	4/1/2022	4/1/2023	33,209 (5)	219,511
	4/1/2022	4/1/2025			16,356 (3)	108,113
Michael Rossi	11/1/2022	11/1/2023	80,445 (1)	531,741	—	—
(1) The RSUs vest in four substantially equal installments on the first, second, third and fourth anniversary of the grant date, subject to the NEO's continued employment with us on each vesting date.
(2) Represents the market value of the shares underlying each of the outstanding equity awards, based on the closing price of our Class A common stock on the New York Stock Exchange on the last trading day of fiscal year 2022, December 30, 2022, which was $6.61.
(3) The PSUs are eligible to vest based on the achievement of certain performance goals.. The actual amount earned will be determined in 2025 based on the actual achievement of the performance goals, subject to our Three-Year Performance Vesting Schedule.
(4) On June 16, 2021, the Sponsor issued 3,200,000 membership interests to Mr. Logan and 700,000 membership interests to Mr. Schopfer (collectively, the “Profits Interests”). The Profits Interests are intended to be treated as profits interests for U.S. income tax purposes, pursuant to which Messrs. Logan and Schopfer will have an indirect interest in the founder shares held by the Sponsor. Each of the profits interests must achieve both service-vesting and performance-vesting conditions in order to vest, with (i) 50% of the time-vesting portion being satisfied on each of the second and third anniversaries of the closing of the Business Combination, which occurred on October 20, 2021 (subject to continued employment on each vesting date) and (ii) the performance-vesting portion being satisfied with respect to (x) 25% of the profits interest grant, upon the value of our Class A common stock trading at $14 per share or more for a specified period of time prior to the fifth anniversary of the closing of the Business Combination and (y) 75% of the profits interests grant, upon the value of our Class A common stock trading at $16 per share or more for a specified period of time prior to the fifth anniversary of the closing of the Business Combination. If the performance-vesting conditions are not met prior to the fifth anniversary of the closing of the Business Combination, the profits interests are forfeited for no consideration. The service-vesting condition will be deemed to have been achieved on a change in control. If Messrs. Logan or Schopfer’s service (i) is terminated without “cause” or (ii) voluntarily ceases for “good reason”, or (iii) their service terminates due to death or disability, 1/3, 2/3 and 100% respectively of the time-vesting portion of the Profits Interests will become service-vested if the termination occurs before the respective first, second or third anniversaries of the closing of the Business Combination. In addition, if a change in control of GSAH, the Company or any of its respective subsidiaries occurs within six months immediately following such termination of employment, then 100% of the time-vesting portion of the Profits Interests will vest as of immediately prior to the change of control.

(5) The RSUs vest in three substantially equal installments on the first, second, and third anniversary of the grant date, subject to the NEOs continued employment with us on each vesting date.

PROXY STATEMENT	68

Executive Compensation Tabular Disclosures
Option Exercises and Stock Vested Table

	Option Exercises and Stock Vested – 2022
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas Logan	62,424	405,132
Brian Schopfer	10,477	67,996
Michael Freed	—	—
Loic Eloy	—	—
Michael Rossi	—	—

(1) The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of RSUs and PSUs that vested.
Non-qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas Logan (2)	$—	$—	$(410,946)	$—	$2,538,715
Brian Schopfer	—	—	—	—	—
Michael Freed	—	—	—	—	—
Loic Eloy	—	—	—	—	—
Michael Rossi	—	—	—	—	—
(1) This includes aggregate earnings for the period beginning January 1, 2022 and ending on December 31, 2022.
(2) Mr. Logan did not make any contributions to the Deferred Compensation Plan during the period beginning January 1, 2022 and ending December 31, 2022.
Pension Benefits
Mr. Eloy receives contributions for the benefit of his accounts with certain French social security and pension schemes. Such benefits will allow Mr. Eloy to retire starting at age 62 (pending French pension reform may change this to 64) and collect a supplemental retirement benefit in addition to social security according to formulas varying with the circumstances of his retirement but taking into account his age at retirement, the number of quarters of employment he worked during his entire life and the value of his and his employers' contributions to the plan up to the date of retirement. In 2022, the French Subsidiary made contributions to such benefits in the amount of $47,557. Mr. Eloy did not receive any payment under such plans in fiscal year 2022.

PROXY STATEMENT	69

Executive Compensation Tabular Disclosures
Potential Payments upon Termination or Change in Control
The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2022 (and based on the arrangements described above in the "Employment Arrangements").

Name	Benefit	Termination Without Cause or Resignation for Good Reason Other than in Connection with a Change in Control	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control	Death or Disability	Retirement
Thomas Logan	Cash Severance	$2,100,000	$2,800,000	$700,000
	Accelerated Vesting of Equity Awards (1)	$1,122,175	$3,120,795	$5,365,145	$2,244,351
	Payout under Deferred Compensation Plan (7)	$2,538,715	$2,538,715	$2,538,715	$2,538,715
	Health Benefits (3)	44,628	33,471	22,308
	Total	$5,805,518	$8,492,981	$8,626,168	$4,783,066

Brian Schopfer	Cash Severance	$1,742,500	$1,743,000	$1,292,500
	Accelerated Vesting of Equity Awards (1)	109,210	1,183,593	1,183,593	109,210
	Health Benefits (3)	8,324	8,324	—	—
	Total	$1,860,034	$2,934,917	$2,476,093	$109,210

Michael Freed (4)	Cash Severance	$507,348	$—	$—	$—
	Accelerated Vesting of Equity Awards		—	—	—
	Health Benefits (3)	31,226	—	—	—
	Total	$538,574	$—	$—	$—

Loic Eloy	Cash Severance	$665,600	$665,600	$205,203	$141,867 (6)
	Accelerated Vesting of Equity Awards (1)	—	—	219,511	—
	Health Benefits			—	—
	Total	$665,600	$665,600	$424,714	$—

Michael Rossi	Cash Severance	$752,000	$752,000	$282,000	$—
	Accelerated Vesting of Equity Awards (1)	—	531,741	531,741	—
	Health Benefits (3)	25,951	25,951	—	—
	Total	$777,951	$1,309,692	$813,741	$—

(1) Represents the market value of the shares underlying each of the outstanding equity awards, based on the closing price of our Class A common stock on the New York Stock Exchange on the last trading day of fiscal year 2022, December 30, 2022, which was $6.61.

(2) Upon Mr. Logan’s termination without "cause" or resignation for "good reason" (each, as defined in the Logan Employment Agreement), as applicable, the number of Mr. Logan’s RSUs granted in December 2021 that were scheduled to vest (had Mr. Logan’s employment not terminated) during the 12-month period immediately following the termination date will become immediately vested.
(3) If Mr. Logan's or Mr. Schopfer's employment is terminated without "cause" or resigns for "good reason" (each, as defined in their respective employment agreements) within a specified period of time following a change in control (for Mr. Logan, 24 months; for Mr. Schopfer, 12 months), all of their respective then unvested RSUs and PSUs granted in December 2021 will become immediately vested.
(4) Estimated based on the cost for such coverage during fiscal year 2022.

PROXY STATEMENT	70

Executive Compensation Tabular Disclosures
(5) Mr. Freed's employment terminated on February 28, 2022. The amounts reported represent the severance he received under the Freed Separation Agreement.
(6) Upon Mr. Eloy's retirement, if he is still employed by the French Subsidiary, Mr. Eloy will be entitled to a bonus retirement cash payment from the French Subsidiary in an amount equal to 4 times his median monthly salary (based on the last twelve months prior to retirement), pursuant to the National Collective Agreement for Engineers and Executive for the Metallurgy Sector, equivalent amount is $126,671 (€120,174). In addition, Mr. Eloy will receive a special indemnity for a PTO plan he lost eligibility for in 2017 in the amount of $15,197 (€14,417).
(7) Represents the amount that Mr. Logan is entitled to receive as a distribution under the Deferred Compensation Plan.
Mr. Logan and Mr. Schopfer are also eligible for certain acceleration benefits to their Profits Interests that have not been included in the table above. Assuming (A) the per share price of our Class A common stock received in connection with a change in control and (B) the volume weighted average price of our Class A common stock for at least 20 of the 30 consecutive trading days ending on December 31, 2022 is, in either case, equal to the closing price of our Class A common stock on the New York Stock Exchange on the last trading day of 2022, December 30, 2022, which was $6.61, then in the event of a change in control that is assumed to have closed on December 31, 2022, then the performance vesting condition of their Profits Interests would have been deemed not to have been achieved and each of Messrs. Logan’s and Schopfer’s Profits Interests would have been forfeited for no consideration. If Messrs. Logan or Schopfer’s service is terminated without “cause” or voluntarily ceases for “good reason” (each as defined in the respective award agreements for the Profits Interests) or if his service terminates due to death or disability, 1/3, 2/3 and 100% respectively of the Profits Interests will become service vested if the termination occurs before the respective first, second or third anniversaries of the closing of the Business Combination (which was October 20, 2021). If Messrs. Logan or Schopfer voluntarily ceases to provide services without good reason after the second anniversary of the Closing, an additional 12.5% of each such Profits Interests will service vest as of the termination date in respect of each full quarter the Award Holder provided services since the most recent service vesting date. In addition, if a change in control occurs within six months immediately following such termination of employment, then all of the outstanding Profits Interests will service vest as of immediately prior to the change of control.

PROXY STATEMENT	71

Executive Compensation Tabular Disclosures
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and its NEOs pay. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis”.
The table below presents information on the compensation of our principal executive officer ("PEO") and our other NEOs in comparison to certain performance metrics for Fiscal Year 2022, Fiscal Year 2021, and Partial Fiscal Year 2021. Net Income (Loss) is a metric that the Compensation Committee uses when setting executive compensation, although it is not the only metric used. The use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules. Neither CAP nor the total amount reported in the Summary Compensation Table reflect the amount of compensation actually paid, earned or received during the applicable year. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the table.

Tabular Pay vs. Performance Disclosures
					Value of Fixed $100 Investment Based On:
Fiscal Period	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid for PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid for Non-PEO NEOs (4)	Mirion Technologies Total Shareholder Return (5)	Russell 2000 Index Total Shareholder Return (6)	Net Income (Loss) (7)	Adjusted EBITDA (7)(8)
Fiscal Year 2022	$4,075,099	$(12,917,132)	$921,514	$(55,742)	$66	$121	$(288,400,000)	$166,500,000
Partial Fiscal Year 2021	$6,882,576	$13,399,948	$1,114,587	$1,825,348	$105	$140	Successor - $(23,000,000) Predecessor - $(105,700,000)	Successor - $44,500,000 Predecessor - $31,200,000
Fiscal Year 2021	$20,622,413	$20,622,413	$2,684,014	$2,684,014	$105	$137	Predecessor - $(158,400,000)	Predecessor - $152,200,000

(1)
Mr. Logan was our PEO for all years shown, The amounts reported are the amounts of total compensation reported for our PEO for each corresponding year in the "Total" column of the Summary Compensation Table in each applicable year.

(2)	The amounts reported represent the “compensation actually paid” to our PEO, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to our PEO in the applicable year. In accordance with Item 402(v) of Regulation S-K, below are the adjustments made to the amount reported for our PEO in the “Total” column of the Summary Compensation Table for each year to arrive at compensation actually paid to our PEO during each year shown:

PROXY STATEMENT	72

Executive Compensation Tabular Disclosures

PEO "CAP" Calculation Detail

Compensation Element	Fiscal Year 2021	Partial Fiscal Year 2021	Fiscal Year 2022
Summary Compensation Table (SCT) Reported Total Compensation	$20,622,413	$6,882,576	$4,075,099
Aggregate SCT Reported Equity Compensation (-)	(19,240,000)	(5,509,532)	(2,901,854)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	19,240,000	5,730,904	2,290,703
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	—	6,296,000	(16,021,350)
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	—	—	(359,730)
"Compensation Actually Paid" Determination	$20,622,413	$13,399,948	$(12,917,132)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(3)	The amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding our PEO), in the “Total” column of the Summary Compensation Table in each applicable year. For Fiscal Year 2021 and Partial Fiscal Year 2021, the Company's non-PEO NEOs were Brian Schopfer and Michael Freed. For Fiscal Year 2022, the Company's non-PEO NEOs were Brian Schopfer, Michael Freed, Loic Eloy and Michael Rossi.

(4)	The amounts reported represent the average “compensation actually paid” to the NEOs other than our PEO as a group, computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made were made to the average of the amounts reported in the “Total” column of the Summary Compensation Table for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Average Non-PEO NEOs "CAP" Calculation Detail
	Fiscal Period
Compensation Element	Fiscal Year 2021	Partial Fiscal Year 2021	Fiscal Year 2022
Summary Compensation Table (SCT) Reported Total Compensation	$2,684,014	$1,114,587	$921,514
Aggregate SCT Reported Equity Compensation (-)	(2,104,375)	(550,946)	(454,065)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	2,104,375	573,082	362,012
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	—	688,625	(867,217)
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	—	—	(17,986)
"Compensation Actually Paid" Determination	$2,684,014	$1,825,348	$(55,742)

PROXY STATEMENT	73

Executive Compensation Tabular Disclosures

The equity award adjustments for each fiscal year include the amounts noted in footnote 2.

(5)	TSR for the Company is calculated based on an assumed $100 investment as of 8/20/2020, the first trading day within the July 1, 2020 - June 30, 2021 fiscal period, and the reinvestment of any issued dividends.

(6)	Represents the weighted peer group TSR. The peer group used for this purpose is the Russell 2000 Industrials Index. The peer group TSR calculated for the Russell 2000 Industrials Index is based on an assumed $100 investment as of 8/20/2020, the first trading day within the July 1, 2020 - June 30, 2021 fiscal period, and the reinvestment of any issued dividends. The Russell 2000 Industrials Index is utilized to help determine executive pay as Company TSR relative to the Russell 2000 Industrials Index is the basis, in part, by which executive performance awards are earned.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company's audited financial statements for the applicable fiscal year. The amount of net income reported for the fiscal period from July 1, 2020 through December 31, 2021 reflects the net income relating to the Predecessor for July 1, 2021 through October 19, 2021 and the net income relating to the Successor for October 20, 2021 through December 31, 2021.

(8)
The Company Selected Measure is Adjusted EBITDA, While we consider numerous financial and non-financial performance measures for the purpose of evaluating and determining executive compensation, we consider Adjusted EBITDA, which is one of the measures used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used by to link compensation actually paid to the NEOs for fiscal year 2022 to Company performance. For a reconciliation of Adjusted EBITDA to net income, (loss) please see the reconciliation below under “Tabular List of Performance Measures.” Adjusted EBITDA used for our compensation programs differs from reported adjusted EBITDA due to adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates.

Description of the Relationship Between Compensation Actually Paid and Performance Measures
The Company’s Compensation Committee reviews a variety of Company-wide and individual factors to link executive compensation actually paid with Company and executive performance, not all of which are presented in the Pay versus Performance table above. To promote strong pay-for-performance orientation when setting executive pay levels, the Compensation Committee considers the Company's absolute and Relative TSR, short- and long-term business outlook, including net income and Adjusted EBITDA, and the broader market environment. Moreover, the Company calculates compensation to the PEO and other NEOs on a basis different than the amount reported in the Summary Compensation Table and compensation actually paid, as calculated in accordance with Item 402(v) of Regulation S-K, is not considered by the Board and the Compensation Committee in evaluating or determining executive compensation.
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between compensation actually paid and the financial performance metrics presented in the Pay versus Performance table. We note, however, that since the three reported periods vary in length, compensation actually paid and Company performance may not be immediately comparable on a period-by-period basis. That said, we believe the Pay Versus Performance table shows the alignment between compensation actually paid to the named executive officers and the Company's performance, consistent with our compensation philosophy as described in our CD&A. Specifically, compensation actually paid for the Company's PEO decreased from $20,622,413 in the earliest fiscal period disclosed to ($12,917,132) in the most recently completed fiscal period disclosed, and similarly decreased for the Company’s average non-PEO NEO from $2,684,014 to ($55,742) over the same comparable fiscal periods. In line with such decrease, and because the Russell 2000 Industrials Index is utilized to help determine executive pay, both the Company TSR and Russell 2000 Industrials Index TSR decreased from the earliest fiscal period disclosed to the most recently completed fiscal period. Further, net income (loss) performance decreased as net income (loss) changed from ($158,400,000) to ($288,400,000) over the same comparable fiscal periods. That said, with respect to our Company Selected Measure, Adjusted EBITDA, such metric increased from $152,200,000 in the earliest fiscal period disclosed to $164,700,000 in the most recently completed fiscal period.

Tabular List of Performance Measures
As required by the SEC rules, the Company has determined the following as its most important measures used to link compensation actually paid to our NEOs to company performance for fiscal year 2022, which are the only financial performance measures used to link compensation actually paid to company performance for fiscal year 2022.

PROXY STATEMENT	74

Executive Compensation Tabular Disclosures

Adjusted EBITDA
Adjusted Free Cash Flow
Adjusted Organic Revenue
Relative Total Shareholder Return
We use financial measures in this proxy statement, including Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Organic Revenue, that are not measures of financial performance under GAAP, in particular as compensation targets and for the performance measures described above herein. We believe that non-GAAP financial information, when taken collectively, may be helpful to management and investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Adjusted EBITDA is defined as GAAP net income before interest expense, income tax expense, depreciation and amortization adjusted to remove the impact of foreign currency gains and losses, amortization of acquired intangible assets, the impact of purchase accounting on the recognition of deferred revenue, changes in the fair value of warrants, certain non-operating expenses (impairment related to a business held for sale and an equity investment, incremental one-time costs related to the Business Combination, incremental one-time costs associated with becoming a public company, mergers and acquisition expenses, restructuring costs, costs to achieve information technology system integration and efficiency, and costs to achieve integration and operational synergies), stock-based compensation expense, debt extinguishment, goodwill impairment, and the income tax impacts of these adjustments. Adjusted EBITDA used for our compensation programs differs from reported adjusted EBITDA due to adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates. A reconciliation of Adjusted EBITDA to the most comparable GAAP measure is set forth below:

PROXY STATEMENT	75

Executive Compensation Tabular Disclosures

	Successor		Predecessor
(In millions)	Year Ended December 31, 2022	From October 20, 2021 through December 31, 2021	From July 1, 2021 through October 19, 2021	Year Ended June 30, 2021
Net loss (GAAP)	$(288.4)	$(23.0)	$(105.7)	$(158.4)
Interest expense, net	41.9	6.2	52.8	163.2
Income tax (benefit) provision	(18.2)	(6.8)	(5.6)	(5.9)
Amortization	145.8	32.0	19.7	62.8
Depreciation - Mirion Business Combination step-up	6.4	1.3	—	—
Depreciation - all other	22.3	4.0	6.2	20.8
Stock-based compensation expense	31.8	5.3	9.3	—
Decrease in fair value of warrant liabilities	(37.6)	(1.2)	—	—
Goodwill impairment	211.8	—	—	—
Other impairments	7.0	—	—	—
Debt extinguishment	—	—	15.9	—
Foreign currency loss (gain), net	4.9	1.6	(0.6)	13.4
Revenue reduction from purchase accounting	—	2.3	4.5	8.0
Cost of revenues impact from inventory valuation purchase accounting	6.3	15.8	—	5.2
Non-operating expenses	30.7	7.0	34.7	43.1
Reported Adjusted EBITDA (Non-GAAP)	164.7	$44.5	$31.2	$152.2
Adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates	1.8
Adjusted EBITDA for Compensation (Non-GAAP)	$166.5

PROXY STATEMENT	76

Executive Compensation Tabular Disclosures
Medical Group

	Successor	Predecessor
(In millions)	Year Ended December 31, 2022	Year Ended June 30, 2021
Income from operations (GAAP)	$(84.4)	$5.9
Amortization	64.3	23.2
Depreciation - Mirion Business Combination step-up	4.8	—
Depreciation - all other	13.3	10.1
Stock-based compensation expense	0.6	—
Goodwill impairment	87.3	—
Revenue reduction from purchase accounting	—	8.0
Cost of revenues impact from inventory valuation purchase accounting	0.9	5.2
Reported Adjusted EBITDA (Non-GAAP)	86.8	$52.4
Adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates	(0.2)
Adjusted EBITDA for Compensation (Non-GAAP)	$86.6

Industrial Group

	Successor	Predecessor
(In millions)	Year Ended December 31, 2022	Year Ended June 30, 2021
Income from operations (GAAP)	$(98.0)	$81.4
Amortization	81.5	39.6
Depreciation - Mirion Business Combination step-up	1.4	—
Depreciation - all other	8.2	10.1
Stock-based compensation expense	1.0	—
Goodwill impairment	124.5	—
Cost of revenues impact from inventory valuation purchase accounting	5.4	—
Other income/expense	—	0.4
Reported Adjusted EBITDA (Non-GAAP)	124.0	$131.5
Adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates	2.0
Adjusted EBITDA for Compensation (Non-GAAP)	$126.0

PROXY STATEMENT	77

Executive Compensation Tabular Disclosures
Corporate

	Successor	Predecessor
(In millions)	Year Ended December 31, 2022	Year Ended June 30, 2021
Income from operations (GAAP)	$(115.4)	$(76.1)
Depreciation - Mirion Business Combination step-up	0.2	—
Depreciation - all other	0.8	0.6
Stock-based compensation expense	30.2	—
Other impairment	7.0	—
Non-operating expense	30.7	43.9
Other income / expense	0.4	(0.1)
Reported Adjusted EBITDA (Non-GAAP)	$(46.1)	$(31.7)

Adjusted Free Cash Flow is defined as free cash flow adjusted to include the impact of cash used to fund certain non-operating expenses described above in the definition of Adjusted EBITDA. Free cash flow is defined as GAAP net cash provided by operating activities adjusted to include the impact of purchases of property, plant, and equipment and purchases of badges. Our Adjusted Free Cash Flow used for purposes of our compensation programs are included below, including a reconciliation of Adjusted Free Cash Flow to the most comparable GAAP measure is set forth below:

	Successor	Predecessor
(In millions)	Year Ended December 31, 2022	Year Ended June 30, 2021
Net cash provided by operating activities	$39.4	$53.6
Purchases of property, plant, and equipment and badges	(34.2)	(23.2)
Free cash flow (non-GAAP)	$5.2	$30.4
Cash used for non-operating expenses	30.7	30.8
Adjusted free cash flow (non-GAAP)	$35.9	$61.2

Adjusted Organic Revenue is defined as adjusted revenues excluding the impact of foreign exchange rates as well as mergers and acquisitions in the period. Adjusted revenue is defined as GAAP revenue adjusted to remove the impact of purchase accounting on the recognition of deferred revenue. The Adjusted Organic Revenue used for purposes of our compensation programs are included below, including a reconciliation of Adjusted Organic Revenue to the most comparable GAAP measure is set forth below:

PROXY STATEMENT	78

Executive Compensation Tabular Disclosures

	Successor	Successor	Predecessor		Combined (Non-GAAP)
(In millions)	Year Ended December 31, 2022	From October 20, 2021 through December 31, 2021	From July 1, 2021 through October 19, 2021	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year-over-Year Growth Percentage
Revenues (GAAP)	$717.8	$154.1	$168.0	$346.2	$668.3
Revenues reduction from purchase accounting	—	2.3	4.5	8.0	14.8
Adjusted revenues (non-GAAP)	$717.8	$156.4	$172.5	$354.2	$683.1
Less effect of acquisitions	(27.0)
Less effect of foreign currency translation	31.0
Adjusted organic revenues (non-GAAP)	$721.8					5.7%

PROXY STATEMENT	79

Executive Compensation Tabular Disclosures
Medical Group

	Successor	Successor	Predecessor		Combined (Non-GAAP)
(In millions)	Year Ended December 31, 2022	From October 20, 2021 through December 31, 2021	From July 1, 2021 through October 19, 2021	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year over Year growth Percentage
Revenues (GAAP)	$271.7	$49.2	$60.3	$103.6	$213.1
Revenues reduction from purchase accounting	—	2.3	4.5	8.0	14.8
Adjusted revenues (non-GAAP)	$271.7	$51.5	$64.8	$111.6	$227.9
Less effect of acquisitions	(11.6)
Less effect of foreign currency translation	2.4
Adjusted organic revenues (non-GAAP)	$262.5					15.2%

PROXY STATEMENT	80

Executive Compensation Tabular Disclosures
Industrial Group

	Successor	Successor	Predecessor		Combined (Non-GAAP)
(In millions)	Year Ended December 31, 2022	From October 20, 2021 through December 31, 2021	From July 1, 2021 through October 19, 2021	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year over Year growth Percentage
Revenues (GAAP)	$446.1	$104.9	$107.7	$242.6	$455.2
Revenues reduction from purchase accounting	—	—	—	—	—
Adjusted revenues (non-GAAP)	$446.1	$104.9	$107.7	$242.6	$455.2
Less effect of acquisitions	(15.4)
Less effect of foreign currency translation	28.6
Adjusted organic revenues (non-GAAP)	$459.3					0.9%

Relative TSR is defined as the Total Shareholder Return for Mirion during the relevant performance period measured as a comparative percentile to the all companies in the Russell 2000 Industrials index. Total Shareholder Return is the share price appreciation of any particular company’s publicly traded common stock plus dividends accrued, as measured during the applicable performance period.

See the "Compensation Discussion & Analysis" above and published in the Company’s historical proxy statements for additional detail on executive compensation actions. Note, the compensation value ultimately realized by the Company’s executive officers remains subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

PROXY STATEMENT	81

Executive Compensation Tabular Disclosures
Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2022:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,301,766 (2)	—	23,371,898 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,301,766	—	23,371,898

(1)	Includes the "Incentive Plan”.

(2)	Represents 2,301,766 shares of Class A common stock subject to RSUs and PSUs outstanding as of December 31, 2022. RSUs and PSUs do not have an exercise price. The number of securities to be issued with respect to the settlement of PSUs reflect the maximum number of shares under best-case achievement of the underlying performance metrics.

(3)	As of December 31, 2022, an aggregate of 23,371,898 shares of Class A common stock were available for issuance under the Incentive Plan. The number of shares of Class A common stock reserved for issuance under the Incentive Plan will automatically increase on the first day of each fiscal year by the lesser of (i) 3% of the total number of outstanding shares of Class A common stock on the last day of the immediately preceding fiscal year, (ii) 9,976,164 shares of the Class A common stock and (iii) such smaller number of shares of Class A common stock as determined by the compensation committee of our board of directors.

PROXY STATEMENT	82

Executive Compensation Tabular Disclosures
Ratio of Annual Compensation for the CEO to our Median Employee
As required in Item 402(u) of Regulation S-K, we have estimated the ratio of the 2022 annual total compensation of our CEO to the annual total compensation of our median employee was 70 to 1, calculated as follows:
For fiscal year 2022, the CEO's total annual compensation was $4,074,893.
The median of annual total compensation for all employees was $58,425.
The CEO's total annual compensation was approximately 70 times that of our median employee.
As a global organization, approximately 51% of our almost 2,800 employees were located outside of the United States as of December 31, 2022. The countries with our largest number of employees are the United States, France, and Germany. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. We identified our median employee based on target cash compensation (base salary including overtime, if applicable, plus target annual cash incentive, if applicable) of all our employees as of December 31, 2022. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at the Company. The median employee was employed in the United States and serves as a laboratory technician. We calculated the median employee’s compensation under the Summary Compensation Table rules and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Certain Relationships and Related Party Transactions
Certain Relationships and Related Party Transactions
Other than as set forth below we had no transactions during 2022, and none are currently proposed, to which we were a party or will be a party, in which:
•the amounts involved exceed $120,000; and
•any of our directors, director nominees, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

IntermediateCo Charter
In connection with the Business Combination, we formed IntermediateCo as a direct subsidiary. IntermediateCo owns, directly or indirectly, all of our operating subsidiaries. As the holder of 100% of the voting securities of IntermediateCo, we have control over all of the affairs and decision making of IntermediateCo. As such, through our officers and directors, we are responsible for all operational and administrative decisions of IntermediateCo and the day-to-day management of IntermediateCo. We will fund any dividends to our stockholders by causing IntermediateCo to make distributions to us and the holders of IntermediateCo Class B common stock (including us) on a ratable basis.
Under the IntermediateCo Charter, the holders of IntermediateCo Class B common stock have the right (subject to the terms of our Amended and Restated Certificate of Incorporation), to require IntermediateCo to redeem all or a portion of their shares of IntermediateCo Class B common stock for, at our election, (1) newly issued shares of our Class A common stock on a one-for-one basis or (2) a cash payment equal to the product of the number of shares of IntermediateCo Class B common stock subject to redemption and the arithmetic average of the closing stock prices for a share of our Class A common stock for each of three (3) consecutive full trading days ending on and including the last full trading day immediately prior to the date of redemption (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of IntermediateCo Class B common stock has the option to rescind its redemption request within a specified time period. The IntermediateCo Charter requires that we contribute, as applicable, cash or shares of our Class A common stock to IntermediateCo in exchange for an amount of newly-issued shares of IntermediateCo Class A common stock equal to the number of shares of IntermediateCo Class B common stock redeemed from the holders of IntermediateCo Class B common stock. IntermediateCo will then distribute the cash or shares of our Class A common stock to such holder of IntermediateCo Class B common stock to complete the redemption. In the event of a redemption request by a holder of IntermediateCo Class B common stock, we may, at our option, effect a direct exchange of cash or our Class A common stock for IntermediateCo Class B common stock in lieu of such a redemption. Shares of our Class B common stock will be canceled on a one-for-one basis if we, following a redemption request of a holder of IntermediateCo Class B common stock, redeem or exchange such holder’s IntermediateCo Class B common stock pursuant to the terms of the IntermediateCo Charter.
If at any time we issue a share of our Class A common stock or any other equity security with economic rights, the net proceeds received by us with respect to such share, if any, shall be concurrently contributed to IntermediateCo and IntermediateCo shall issue to us one share of IntermediateCo Class A common stock (or a corresponding other equity security of IntermediateCo), unless such share was issued by us solely to fund the purchase of a share of IntermediateCo Class B common stock from a holder of IntermediateCo Class B common stock (upon an election by us to exchange such IntermediateCo Class B common stock in lieu of redemption following a redemption request by such holder of IntermediateCo Class B common stock), in which case such net proceeds shall instead be transferred to the selling holder of IntermediateCo Class B common stock as consideration for such purchase, and IntermediateCo will not issue an additional share of Class A

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Certain Relationships and Related Party Transactions
common stock to us. Similarly, (i) IntermediateCo may not issue any additional shares of its Class A common stock or Class B common stock to us or any of our subsidiaries unless substantially simultaneously therewith we or any of our subsidiaries issue or sell an equal number of shares of our Class A common stock, (ii) IntermediateCo may not issue any additional shares of its Class B common stock to any person other than us or any of our subsidiaries unless substantially simultaneously therewith we issue or sell an equal number of shares of our Class B common stock to such person and (iii) IntermediateCo may not issue any other equity securities to us or any of our subsidiaries unless substantially simultaneously therewith, we or such subsidiary issues or sells, to another person, an equal number of shares of a new class or series of equity securities of us or such subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such equity securities of IntermediateCo. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired by us or any of our subsidiaries, IntermediateCo will substantially simultaneously therewith redeem, purchase or otherwise acquire an equal number of shares of its common stock held by us or our subsidiaries, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, IntermediateCo will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of its common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the IntermediateCo common stock.
The IntermediateCo Charter provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or to us and our stockholders and approved by our Board of Directors or is otherwise consented to or approved by our Board of Directors, the holders of paired interests comprised of shares of IntermediateCo Class B common stock and shares of our Class B common stock will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our commercially reasonable efforts to enable and permit the holders of such paired interests to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable efforts to ensure that the holders of such paired interests may participate in each such offer without being required to redeem or exchange IntermediateCo Class B common stock.
The IntermediateCo Charter provides that, except for transfers to us as provided above or to certain permitted transferees, the IntermediateCo Class B common stock may not be sold, transferred or otherwise disposed of.
Subject to certain exceptions, IntermediateCo will indemnify all of its directors and officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with IntermediateCo’s business or affairs or the IntermediateCo Charter or any related document.
Director Nomination Agreements
At the closing of the Business Combination on October 20, 2021 (the “Closing”), we and CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (each acting by its general partner, Charterhouse General Partners (IX) Limited) (collectively, the “Charterhouse Parties” or the “Charterhouse Holders”) entered into a director nomination agreement (the “Charterhouse Director Nomination Agreement”) that provides the Charterhouse Parties with a right to representation on our Board. The Charterhouse Director Nomination Agreement grants the Charterhouse Parties the ongoing right (but not the obligation) to appoint or nominate to the Board of Directors one (1) individual (the “Charterhouse Director”), to serve as director of the Company. The Charterhouse Parties designated Christopher Warren as the initial Charterhouse Director and did not elect to nominate another director when Mr. Warren resigned in September 2022. The Charterhouse Director Nomination Agreement will terminate automatically when the Charterhouse Parties, collectively with

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Certain Relationships and Related Party Transactions
their respective affiliates, hold less than 5% of our then outstanding common stock, or upon the mutual written agreement of the parties.
At the Closing, we and the Sponsor also entered into a director nomination agreement (the “GS Director Nomination Agreement”) that provides the Sponsor with a right to representation on our Board. The GS Director Nomination Agreement grants the Sponsor the ongoing right (but not the obligation) to appoint or nominate to the Board of Directors two (2) individuals (the “GS Sponsor Directors”), to serve as director of the Company. The GS Sponsor has designated Mr. Kingsley and Ms. Natauri as the initial GS Sponsor Directors. The GS Director Nomination Agreement will terminate automatically when the Sponsor, GS Employee Participation and GS Employee Participation 2 (collectively, the "GS Holders"), collectively with their respective affiliates, hold less than 50% of the founder shares held by them at the Closing, or upon the mutual written agreement of the parties. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC ("Goldman Sachs") are affiliates of the Sponsor.
Independent Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Our Board has determined that six (6) of our nine (9) directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE, and the other three are not. For more information, see "Director Independence" above.
Amended and Restated Registration Rights Agreement
At the Closing, we entered into the Amended and Restated Registration Rights Agreement (the “RRA”) with the Sponsor, the GS Holders, GS II PIPE Investors Employee LP, NRD PIPE Investors LP, the Charterhouse Holders and all of the other pre-Business Combination stockholders of Mirion ( collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”) pursuant to which the RRA Parties are entitled to registration rights in respect of our Class A common stock held by the RRA Parties, or issuable upon redemption of shares of IntermediateCo Class B common stock or upon exercise of warrants to purchase shares of our Class A common stock held by them, in each case at the closing of the Business Combination (these securities are collectively referred to as the “Registrable Securities”). In addition, the Charterhouse Holders are entitled to registration rights on any outstanding shares of our common stock acquired by them following the Closing to the extent such securities are “restricted securities” or “control securities” within the meaning of Rule 144 under the Securities Act.
The RRA provides that we will use commercially reasonable efforts to file with the SEC a shelf registration statement registering the resale of certain shares of our Class A common stock and certain other equity securities of the Company held by the RRA Parties. We filed this shelf registration statement (the “Resale S-1”) on October 27, 2021 and it was declared effective by the SEC on November 2, 2021. The Resale S-1 registered: (1) the issuance of up to 35,810,519 shares of Class A common stock upon (i) the exercise of warrants to purchase 27,249,979 shares of Class A common stock at an exercise price of $11.50 per share of Class A common stock, including the public warrants and the private placement warrants; and (ii) the redemption of 8,560,540 shares of IntermediateCo Class B common stock; and (2) the resale of up to 152,157,565 shares of Class A common stock consisting of (i) 116,347,025 shares of issued and outstanding shares of Class A common stock; (ii) 18,750,000 founder shares subject to vesting requirements; (iii) 8,500,000 shares of Class A common stock issuable upon the exercise of the private placement warrants; and (iv) 8,560,540 shares of Class A common stock issuable upon the redemption of 8,560,540 shares of IntermediateCo Class B common stock.
On November 22, 2022 we filed a resale S-3 registration statement (the "S-3 Registration Statement") registering the resale of the then remaining shares of our Class A common stock and certain other equity securities of the Company held by the RRA Parties. The S-3 Registration Statement was declared effective by the SEC on November 28, 2022. The S-3 Registration Statement effectively replaced the Resale S-1 as of November 28, 2022.

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Certain Relationships and Related Party Transactions
Founder Shares
In connection with the formation of GSAH, the Company’s predecessor, the GS Sponsor II LLC (the “Sponsor”) acquired certain shares of Class A common stock referred to herein as “founder shares.” As of December 31, 2022, the Sponsor and certain of its affiliates hold 18,750,000 founder shares. Pursuant to that certain Second Amended and Restated Sponsor Agreement, dated as of October 20, 2021, by and among us, the Sponsor and the other parties thereto, the founder shares are subject to vesting in three equal tranches, based on the volume-weighted average price of our Class A common stock being greater than or equal to $12.00, $14.00 and $16.00 (each, a “Founder Share Vesting Event”) per share for any 20 trading days in any 30 consecutive trading day period. Vesting of the founder shares will be accelerated upon certain sale events based on the per share price of our Class A common stock in such sale event. Holders of the founder shares are entitled to vote such founder shares and receive dividends and other distributions with respect to such founder shares prior to vesting, but such dividends and other distributions with respect to unvested founder shares will be set aside by the Company and shall only be paid to the holders of the founder shares upon the vesting of such founder shares. The founder shares will be forfeited to the Company for no consideration if they fail to vest by October 20, 2026.
Profits Interests
On June 16, 2021 and in connection with the Business Combination, the Sponsor issued 3,200,000 membership interests to Thomas Logan, 700,000 membership interests to Brian Schopfer and 4,200,000 membership interests to Lawrence Kingsley (collectively, the “Profits Interests”). The Profits Interests are intended to be treated as profits interests for U.S. income tax purposes, pursuant to which Messrs. Logan, Schopfer and Kingsley (the “Award Holders”) will have an indirect interest in the founder shares held by the Sponsor. The Profits Interests are subject to service and performance vesting conditions as described in this section, including the occurrence of the Closing, and do not fully vest until all of the applicable conditions are satisfied. In addition, the Profits Interests are subject to certain forfeiture conditions.
Fifty percent (50%) of the Profits Interests granted to each of Messrs. Logan and Schopfer service vest on each of the second and third anniversaries of the Closing, and fifty percent (50%) of the Profits Interests granted to Mr. Kingsley service vest on each of the first and second anniversaries of the Closing. All of the Profits Interests immediately service vest upon a change in control of Mirion or any of their respective subsidiaries. If Messrs. Logan or Schopfer’s service (i) is terminated without “cause” or (ii) voluntarily ceases for “good reason” or his service terminates due to death or disability, 1/3, 2/3 and 100% respectively of the Profits Interests will become service vested if the termination occurs before the respective first, second or third anniversaries of the Closing, and if Mr. Kingsley’s service terminates due to death or disability, 1/3 and 100% of the Profits Interests will become service-vested if the termination occurs before the respective first or second anniversary of the Closing. If Messrs. Logan or Schopfer voluntarily ceases to provide services without good reason after the second anniversary of the Closing, an additional 12.5% of each such Award Holder’s Profits Interests will service-vest as of the termination date in respect of each full quarter the Award Holder provided services since the most recent service-vesting date. In addition, if a change in control of Mirion occurs within six months immediately following such termination of employment, then all of the outstanding Profits Interests will service-vest as of immediately prior to the change of control. If Mr. Kingsley voluntarily ceases to provide services after the first anniversary of the Closing, an additional 12.5% of Mr. Kingsley Profits Interests will service-vest as of the termination date in respect of each full quarter Mr. Kingsley provided services since the most recent service-vesting date.
Twenty-five (25%) and seventy-five (75%) of Profits Interests granted to each of Messrs. Logan and Schopfer become vested with respect to the performance vesting condition on the first trading day after the Closing for which the volume weighted average price of our Class A common stock is $14.00 or $16.00, respectively, for at least 20 of 30 consecutive trading days, if such date occurs on or before the fifth anniversary of the Closing, and seventy-five (75%) and twenty-five (25%) of Profits Interests granted to Mr. Kingsley performance-vest on the first trading day after the Closing for which the volume weighted average price of our Class A common stock is $12.00 or $14.00, respectively, for at least 20 of 30 consecutive trading days, if such date occurs on or

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Certain Relationships and Related Party Transactions
before the fifth anniversary of the Closing. In addition, if a change in control of Mirion occurs at any time on or prior to the fifth anniversary of the Closing and the per share value received is at least equal to the specified price then the performance vesting conditions of the applicable Profits Interests will be deemed satisfied.
The Profits Interests granted to an Award Holder are forfeited entirely for no consideration if (i) the performance vesting conditions are not satisfied before October 20, 2026, (ii) the Award Holder’s services terminate for cause, (iii) Messrs. Logan or Schopfer voluntarily ceases to provide services without “good reason” prior to the second anniversary of the Closing or Mr. Kingsley voluntarily ceases to provide services prior to the first anniversary of the Closing, (iv) an Award Holder voluntarily ceases to provide services where grounds for a termination for cause exist, or (v) an Award Holder materially breaches a restrictive covenant agreement. In addition, 320,000, 70,000 and 420,000 of the Profits Interests issued to each of Messrs. Logan, Schopfer and Kingsley, respectively, are forfeited from the total number of Profits Interests granted to each Award Holder that fully vest (if any) if Mirion fails to implement a compliance work plan and remedy any such failures.
Private Placement Warrants
In connection with the completion of GSAH’s initial public offering, the Sponsor purchased an aggregate of 8,500,000 private placement warrants, each exercisable to purchase one share of the GSAH’s Class A common stock for $11.50 per share, at a price of $2.00 per private placement warrant, generating proceeds, before expenses, of $17,000,000. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Effective March 30, 2021, the Sponsor agreed not to transfer its private placement warrants.
T. Rowe Price Investment
On February 21, 2023, we entered into subscription agreements with certain funds and accounts advised by T. Rowe Price Investment Management, Inc. for the issuance and sale by us 17,142,857 shares of our Class A common stock). The shares were offered at the closing price of $8.75 per share on February 17, 2023. The Company received gross proceeds of approximately $150 million before deducting offering expenses. We used approximately $125 million of the proceeds to repay outstanding indebtedness and intend to use the remainder for general corporate purposes.
Director and Executive Officer Compensation
Please see “Director Compensation” and “Executive Compensation” for information regarding the compensation of Mirion’s directors and executive officers.
Employee Agreements
We have entered into employment agreements with some of our executive officers. For more information regarding these agreements, see “Employment Arrangements.”
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with our directors and executive officers. We are also party to an insurance policy that insures our directors and executive officers against certain liabilities.

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Certain Relationships and Related Party Transactions
Related Party Transaction Policy
Our Board of Directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is, or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “related party” means:
•any director (which term includes any director nominee of the Company) or executive officer of the Company;
•any immediate family member of any of the foregoing persons, which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person sharing the household (other than a tenant or employee);
•any nominee for director and the immediate family members of such nominee; and
•a 5% beneficial owner of the Company’s voting securities or any immediate family member of such owner.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee has the responsibility to review related party transactions.

PROXY STATEMENT	89

Proposal No. 3 - Advisory Vote to Approve Compensation of Named Executive Officers

PROXY STATEMENT	90

Proposal No. 3 - Advisory Vote to Approve Compensation of Named Executive Officers
Proposal No. 3
Non-Binding Advisory Vote to Approve Compensation of Named Executive Officers
In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This vote is a non-binding, stockholder advisory vote on executive compensation (or "say-on-pay vote").
The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies.
While the results of the say-on-pay vote are non-binding and advisory in nature, our Board and Compensation Committee intend to consider the results of this vote in making future compensation decisions.
Our Board currently intends to conduct advisory votes on executive compensation every year and our next advisory say-on-pay vote will take place at our 2024 Annual Meeting.
The language of the resolution is as follows:
"RESOLVED that the compensation paid to the named executive officers, as disclosed in this proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved on a non-binding advisory basis."
In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting on this proposal, with shares of our Class A common stock and Class B common stock voting together as a single class, shall be required to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

The Board recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

PROXY STATEMENT	91

Proposal No. 4 - Approve Amendments to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Recent Amendments to Delaware Law

PROXY STATEMENT	92

Proposal No. 4 - Approve Amendments to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Recent Amendments to Delaware Law
Proposal No. 4
Approve an Amendment to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Recent Amendments to Delaware Law
The State of Delaware, which is Mirion’s state of incorporation, recently enacted legislation, effective in August 2022, that enables Delaware corporations to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). Amended DGCL Section 102(b)(7) only permits exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but does not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of our company. Furthermore, the limitation on liability does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit.
The Board has unanimously adopted a resolution to propose an amendment to Section 8.01 of our Amended and Restated Certificate of Incorporation, subject to stockholder approval, to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care. Section 8.01 of our Amended and Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors to the fullest extent permitted by the DGCL and does not apply to officers.
If the stockholders approve this Proposal at the Annual Meeting, we will file an amendment to our Amended and Restated Certificate of Incorporation to provide that Section 8.01 would state in its entirety as follows:
"Section 8.01. Limited Liability. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, (v) of an officer in any action by or in the right of the Corporation. Solely for purposes of this Section 8.01, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”
PURPOSES AND POSSIBLE EFFECTS OF THE PROPOSED AMENDMENTS
The Board desires to amend its Amended and Restated Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the DGCL and believes that amending the Amended and Restated Certificate of Incorporation to add the authorized liability protection for certain officers, consistent

PROXY STATEMENT	93

Proposal No. 4 - Approve Amendments to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Recent Amendments to Delaware Law
with the protection in the Amended and Restated Certificate of Incorporation currently afforded its directors, is important in order to continue to attract and retain experienced and qualified officers as it signals our Company's commitment to protect officers from claims when they are acting in good faith and with loyalty to the Company and its stockholders. The proposed amendments were recommended for adoption by the Board and by the Nominating and Corporate Governance Committee of the Board after a review of corporate governance standards and practices.
The Officer Exculpation Proposal would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of our company. As is currently the case with directors under our Amended and Restated Certificate of Incorporation, the Officer Exculpation Proposal, if approved,would not limit the liability of officers for: any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and any transaction from which the officer derived an improper personal benefit. The Board believes the nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would strengthen both directors and officers' ability to exercise their business judgment in furtherance of stockholder interests. Our peers may adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the Officer Exculpation Proposal could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of Mirion.
For the reasons stated above, the Board determined that the Officer Exculpation Proposal is advisable and in the best interest of Mirion and its stockholders and authorized and approved the Officer Exculpation Proposal and directed that it be considered at the Annual Meeting. The Board believes the Officer Exculpation Proposal would better position Mirion to attract top officer candidates and retain our current officers and strengthen our officers' ability to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it would align the protections for our officers with those protections currently afforded to our directors.
The Company is not subject to a claim or proceeding to which the Officer Exculpation Proposal would apply, and is not aware of any circumstances which would currently give rise to such a claim, and the Officer Exculpation Proposal is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.
LANGUAGE OF PROPOSED AMENDMENTS
The proposed changes to Section 8.01 of our Amended and Restated Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold and underlining, are set forth in Appendix B to this Proxy Statement. This summary is qualified in its entirety by reference to Appendix B.
VOTE REQUIRED
Approval of the Officer Exculpation Proposal requires the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our Class A and Class B common stock, voting together as a single class. The Company has also determined to condition approval of the proposal on the affirmative vote of (1) not less than a majority of the outstanding shares of our Class A common stock, voting as a separate class, and (2) not less than a majority of the outstanding shares of our Class B common stock, voting as a separate class (whether or not such separate class votes are required by law).
Abstentions and broker non-votes will have the same effect as votes "AGAINST" this Proposal.

PROXY STATEMENT	94

Proposal No. 4 - Approve Amendments to our Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Recent Amendments to Delaware Law
TIMING AND EFFECT OF THE OFFICER EXCULPATION PROPOSAL
If the Officer Exculpation Proposal is approved by our stockholders, it will become effective immediately upon the effectiveness of filing of a a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. In accordance with the DGCL, the Board of Directors may elect to abandon the Officer Exculpation Proposal without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Officer Exculpation Proposal.
This Officer Exculpation Proposal is independent of stockholder approval of the Supermajority Sunset Date Proposal and all other proposals set forth in this proxy statement. If both the Officer Exculpation Proposal and the Supermajority Sunset Date Proposal are approved by the stockholders, then the Company intends to amend our Amended and Restated Certificate of Incorporation to reflect both amendments contemplated by both proposals as set forth in Appendix B and Appendix C. If only one of such proposals are approved by the stockholders at the Annual Meeting, but the other proposal is not, then we will only file only the amendments to our Amended and Restated Certificate of Incorporation that were approved by stockholders.
The Board recommends a vote "FOR" the approval of the Officer Exculpation Proposal.

PROXY STATEMENT	95

Proposal No. 5 - Approve Amendments to our Amended and Restated Certificate of Incorporation
to Add A Sunset Date for the Supermajority Voting Provisions

PROXY STATEMENT	96

Proposal No. 5 - Approve Amendments to our Amended and Restated Certificate of Incorporation
to Add A Sunset Date for the Supermajority Voting Provisions
Proposal No. 5
Approve an Amendment to our Amended and Restated Certificate of Incorporation to Add A Sunset Date for the Supermajority Voting Provisions
The Board has unanimously adopted resolutions to amend our Amended and Restated Certificate of Incorporation, subject to stockholder approval, to add a sunset date of October 21, 2028 for the supermajority voting provisions contained in the Amended and Restated Certificate of Incorporation. These supermajority voting provisions in our Amended and Restated Certificate of Incorporation are summarized below:
•Article 5 of our Amended and Restated Certificate of Incorporation provides that stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.
•Article 11 of our Amended and Restated Certificate of Incorporation provides that stockholders may amend or repeal the provisions set forth in Section 4.03 (Common Stock), and Articles 5 (Bylaws), 6 (Board of Directors), 7 (Meetings of Stockholders), 8 (Indemnification), 9 (Corporate Opportunities), and Article 11 (Amendments; Miscellaneous; Certain Definitions) only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.
As part of its continuing review of the elements of our corporate governance standards and practices and after receiving stockholder input, the Nominating and Corporate Governance Committee recommended to the Board to add a sunset date of October 21, 2028, the seventh anniversary of the closing of the Business Combination in which Mirion became a public company, for the supermajority voting provisions summarized above.
PURPOSES AND POSSIBLE EFFECTS OF THE PROPOSED AMENDMENTS
The Board recognizes that supermajority voting provisions are intended to protect against self-interested action by large stockholders by requiring broad stockholder support for certain types of transactions or governance changes. The Board notes that while it is important to protect against self-interested action by large stockholders, it is also important for the Company to be able to respond to stockholder corporate governance concerns and that corporate governance standards are evolving. After considering the relative benefits and downsides of supermajority voting provisions, the Board deemed it advisable to retain the provisions for the present but to provide certainty for stockholders when the supermajority voting provisions would no longer apply through the adoption of a sunset date.
If the Supermajority Sunset Date Proposal is approved, then following the sunset date:
•the stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less a majority of the voting power of all of our outstanding securities generally entitled to vote thereon, voting together as a single class; and

PROXY STATEMENT	97

Proposal No. 5 - Approve Amendments to our Amended and Restated Certificate of Incorporation
to Add A Sunset Date for the Supermajority Voting Provisions
•the provisions set forth in Section 4.03 and Articles 5, 6, 7, 8, 9 and 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved by the affirmative vote of the holders of not less than a majority of the total voting power of all of our outstanding securities generally entitled to vote thereon, voting together as a single class.
The Board shall also continue to have the power to adopt, amend or repeal the Bylaws.
LANGUAGE OF PROPOSED AMENDMENTS
The proposed amendments to Article 5 and Section 11.01 of our Amended and Restated Certificate of Incorporation, with deletions indicated by strike-outs and additions indicated by bold and underlining, are set forth in Appendix C to this Proxy Statement. This summary is qualified in its entirety by reference to Appendix C.

VOTE REQUIRED
Approval of the Supermajority Sunset Date Proposal requires the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of our Class A and Class B common stock, voting together as a single class. The Company has also determined to condition approval of the proposal on the affirmative vote of (1) not less than a majority of the outstanding shares of our Class A common stock, voting as a separate class; and (2) not less than a majority of the outstanding shares of our Class B common stock, voting as a separate class (whether or not such separate class votes are required by law).
Abstentions and broker non-votes will have the same effect as votes “AGAINST” this Proposal.
TIMING AND EFFECT OF THE SUPERMAJORITY SUNSET DATE PROPOSAL
If the Supermajority Sunset Date Proposal is approved by our stockholders, it will become effective immediately upon the effectiveness of the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. In accordance with the DGCL, the Board of Directors may elect to abandon the Supermajority Sunset Date Proposal without further action by the stockholders at any time prior to the effectiveness of the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Supermajority Sunset Date Proposal.
This Supermajority Sunset Date Proposal is independent of stockholder approval of the Officer Exculpation Proposal and all other proposals set forth in this proxy statement. If both the Supermajority Sunset Date Proposal and Officer Exculpation Proposal are approved by the stockholders, then the Company intends to amend our Amended and Restated Certificate of Incorporation to reflect both amendments contemplated by both proposals as set forth in Appendix B and Appendix C. If only one of such proposals are approved by the stockholders at the Annual Meeting but the other proposal is not, then we will only file only the amendments to our Amended and Restated Certificate of Incorporation that were approved by stockholders.
The Board recommends a vote "FOR" the approval of the Supermajority Sunset Date
Proposal.

PROXY STATEMENT	98

Additional Information
Additional Information
List of Stockholders of Record
In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 1218 Menlo Drive, Atlanta, GA 30318 or at www.proxyvote.com.
Other Business
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

PROXY STATEMENT	99

Appendix A - Non-GAAP Financial Measures Reconciliation
APPENDIX A
Non-GAAP Financial Measures Reconciliation
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.
Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, income tax expense, depreciation and amortization adjusted to remove the impact of foreign currency gains and losses, amortization of acquired intangible assets, the impact of purchase accounting on the recognition of deferred revenue, changes in the fair value of warrants, certain non-operating expenses (certain purchase accounting impacts related to revenues and inventory, restructuring and costs to achieve operational synergies, merger and acquisition expenses and IT project implementation expenses), stock-based compensation expense, debt extinguishment and income tax impacts of these adjustments.

PROXY STATEMENT	100

Appendix A - Non-GAAP Financial Measures Reconciliation

Consolidated - Reconciliation of Adjusted EBITDA

	Successor	Predecessor
(In millions)	Year Ended December 31, 2022	Year Ended June 30, 2021
Net loss (GAAP)	$(288.4)	$(158.4)
Interest expense, net	41.9	163.2
Income tax (benefit) provision	(18.2)	(5.9)
Amortization	145.8	62.8
Depreciation - Mirion Business Combination step-up	6.4	—
Depreciation - all other	22.3	20.8
Stock-based compensation expense	31.8	—
Decrease in fair value of warrant liabilities	(37.6)	—
Goodwill impairment	211.8	—
Other impairments	7.0	—
Debt extinguishment	—	—
Foreign currency loss (gain), net	4.9	13.4
Revenue reduction from purchase accounting	—	8.0
Cost of revenues impact from inventory valuation purchase accounting	6.3	5.2
Non-operating expenses	30.7	43.1
Reported Adjusted EBITDA (Non-GAAP)	164.7	$152.2
Adjustments to remove impacts of current year acquisitions and setting foreign exchange impacts at the targeted exchange rates	1.8
Adjusted EBITDA for Compensation (Non-GAAP)	$166.5

PROXY STATEMENT	101

Appendix B - Amendments to Amended and Restated Certificate of Incorporation for Proposal No. 4
APPENDIX B
Amendments to Amended and Restated Certificate of Incorporation for Proposal No. 4

ARTICLE 8
INDEMNIFICATION
Section 8.01. Limited Liability. ~~A~~No director or officer of the Corporation shall ~~not~~ be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director ~~to the fullest extent permitted by~~or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit, or (iv) of an officer in any action by or in the right of the Corporation. Solely for purposes of this Section 8.01, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

PROXY STATEMENT	102

Appendix C - Amendments to Amended and Restated Certificate of Incorporation for Proposal No. 5
APPENDIX C
Amendments to Amended and Restated Certificate of Incorporation for Proposal No. 5
ARTICLE 5
BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”). ~~The~~Prior to the Sunset Time (as defined below), the stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class. At or following the Sunset Time, the stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than ~~66 2/3%~~a majority of the voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class. For purposes of this Certificate of Incorporation, the term “Sunset Time” shall mean 12:01 a.m., Eastern Time, on October 21, 2028.

ARTICLE 11
AMENDMENTS; MISCELLANEOUS; CERTAIN DEFINITIONS
Section 11.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.
Notwithstanding the foregoing, the provisions set forth in Section 4.03 and Articles 5, 6, 7, 8, 9 and this Article 11 (and any defined terms referenced therein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved (a) prior to the Sunset Time, by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote ~~in the election of directors~~thereon, voting together as a single class, and (b) at or following the Sunset Time, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

PROXY STATEMENT	103

MIRION TECHNOLOGIES, INC.
ATTN: JERRY ESTES
1218 MENLO DRIVE
ATLANTA, GA 30318

SCAN TO
VIEW MATERIALS & VOTE

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2023, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2023, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08465-P90979

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MIRION TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following proposals:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Lawrence D. Kingsley
02) Thomas D. Logan
03) Kenneth C. Bockhorst
04) Robert A. Cascella
05) Steven W. Etzel
06) John W. Kuo
07) Jody A. Markopoulos
08) Jyothsna (Jo) Natauri
09) Sheila Rege

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

V08466-P90979

MIRION TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 6, 2023, 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Lawrence D. Kingsley and Emmanuelle Lee, or either of them, or any substitute appointed by either of them, as proxies, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of MIRION TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on June 6, 2023, at 10:00 AM Eastern Time, virtually at www.virtualshareholdermeeting.com/MIR2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted for the election of all nominees for directors, for the approval of proposals 2, 3, 4 and 5 and in the discretion of the proxy holder on all other matters which may properly come before the meeting.

Continued and to be signed on reverse side

MIRION

Copyright © 2023 Mirion Technologies, Inc. or its affiliates. All rights reserved. Mirion, the Mirion logo, and other trade names of Mirion products listed herein are registered trademarks or trademarks of Mirion Technologies, Inc. or its affiliates in the United States and other countries. Third party trademarks mentioned are the property of their respective owners.